Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

HAYMAKER ACQUISITION CORP. II,

ARKO CORP.,

PUNCH US SUB, INC.,

PUNCH SUB LTD.,

and

ARKO HOLDINGS LTD.

Dated as of September 8, 2020

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EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Amended and Restated Parentco Certificate of Incorporation
EXHIBIT C	Warrant Assignment, Assumption and Amendment Agreement
EXHIBIT D	Directors and Officers of Parentco

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BUSINESS COMBINATION AGREEMENT, dated as of September 8, 2020 (this “Agreement”), by and among Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), ARKO Corp., a Delaware corporation (“Parentco”), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the Laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Company”).

WHEREAS, each of Parentco, Merger Sub I and Merger Sub II is an entity newly formed for the purposes of the Transactions;

WHEREAS, Parentco is a wholly-owned direct Subsidiary of Haymaker and each of Merger Sub I and Merger Sub II is a wholly-owned direct Subsidiary of Parentco;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), Merger Sub I will merge with and into Haymaker (the “First Merger”), with Haymaker surviving the First Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, on the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”), Merger Sub II will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, after completion of the Second Merger, Parentco shall organize a new corporation or limited liability company in the State of Delaware (“Newco”) and transfer all of the shares of capital stock in the Company that it holds to Newco in exchange for all of the shares of capital stock or equity interests of Newco, as shall be determined by Parentco;

WHEREAS, the board of directors of Haymaker (the “Haymaker Board”) has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by the stockholders of Haymaker (the “Haymaker Board Recommendation”);

WHEREAS, the board of directors of Parentco (the “Parentco Board”) has unanimously (a) approved and adopted this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions and (b) recommended the approval and adoption of this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions by Haymaker, as the sole stockholder of Parentco;

WHEREAS, the board of directors of Merger Sub I has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by Parentco, as the sole stockholder of Merger Sub I;

WHEREAS, the board of directors of Merger Sub II has unanimously (a) approved and adopted this Agreement, the Second Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the Second Merger and the other Transactions by Parentco, as the sole shareholder of Merger Sub II;

WHEREAS, the audit committee of the board of directors of the Company (the “Company Audit Committee”) and the board of directors of the Company (the “Company Board”) each have unanimously: (a) authorized and approved this Agreement, the Second Merger and the other Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the ICL and the Company’s Organizational Documents; and (b) determined that this Agreement, the Second Merger and the other Transactions, are fair to and in the best interests of the Company and the Company Shareholders (the “Company Board Approval”);

WHEREAS, Haymaker, Sponsor, the Company Key Shareholders and the GPM Minority Investors will enter into a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”), at the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, Parentco, Haymaker and the GPM Minority Investors have entered into an equity purchase agreement (the “GPM EPA”), pursuant to which, at Closing, Parentco shall purchase, directly or indirectly, from the GPM Minority Investors their equity interests in GPM Investments, and exchange the warrants issued by GPM Investments, upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously with the execution of this Agreement, the Company Key Shareholders have entered into voting and support agreements (each a “Voting Support Agreement” and collectively, the “Voting Support Agreements”), pursuant to which each Company Key Shareholder has agreed, among other things and subject to certain exceptions, (i) to vote in favor of the approval of this Agreement, the Second Merger and the other Transactions and (ii) to terminate the Related Party Agreements to which such Company Key Shareholder is a party, effective as of the Second Effective Time;

WHEREAS, contemporaneously with the execution of this Agreement, the Chief Executive Officer of the Company has entered into an employment agreement with Parentco (the “Employment Agreement”), to be effective as of the Closing; and

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into a letter agreement with the Company (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed, among other things, to waive the provisions of Section 4.3(b)(ii) of the amended and restated certificate of incorporation of Haymaker, dated June 6, 2019, to vote all its shares of Haymaker Common Stock in favor of this Agreement and the Transactions, and to forfeit certain shares of Parentco Common Stock and Parentco Warrants that it otherwise would be entitled to pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Haymaker, Parentco, Merger Sub I, Merger Sub II and the Company hereby agree as follows.

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Mergers.

(a) On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into Haymaker. As a result of the First Merger, Merger Sub I shall cease to exist and Haymaker shall continue as the surviving company of the First Merger (the “First Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(b) On the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement, and in accordance with the ICL, Merger Sub II (as the target company (Chevrat Ha’Ya’ad) in the Second Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Second Merger), whereupon the separate existence of Merger Sub II shall cease, and the Company shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and shall (i) become a wholly-owned Subsidiary of Parentco, (ii) continue to be governed by the Laws of the State of Israel, (iii) continue to be a Reporting Corporation for the purposes of the ISL, (iv) maintain a registered office in the State of Israel and (v) succeed to and assume all of the rights, properties and obligations of Merger Sub II and the Company in accordance with the ICL.

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article VIII, the closing of the First Merger and the Second Merger (the “Closing”) shall take place at such time and on a date to be mutually agreed by Haymaker and the Company, in coordination with the Exchange Agent, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Haymaker and the Company.

SECTION 1.03 First Effective Time; Second Effective Time.

(a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Second Merger to be consummated following the First Merger by delivering to the Registrar of Companies of the State of Israel (the “Companies Registrar”) notice of the contemplated Second Merger, which shall inform the Companies Registrar that all conditions to the Second Merger under the ICL and this Agreement have been met (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Second Merger in accordance with Section 323(5) of the ICL (the “Second Certificate of Merger”) after another notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date. The Second Merger shall become effective upon the issuance by the Companies Registrar of the Second Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Second Effective Time”).

(c) Promptly following the receipt of the Second Certificate of Merger, the Second Surviving Company shall publish an immediate report in which it shall notify that it received the Second Certificate of Merger. The parties shall use their reasonable commercial efforts to cause trading in the Company Shares to cease two (2) TASE Trading Days prior to Closing, or such other time period as agreed between the parties.

SECTION 1.04 Effect of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action on the part of Haymaker, any stockholder of Haymaker, Parentco, or Merger Sub I, (i) Merger Sub I shall be merged with and into Haymaker, the separate corporate existence of Merger Sub I shall cease and Haymaker shall continue as the First Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of Haymaker and Merger Sub I shall vest in the First Surviving Company, (iii) all debts, liabilities and duties of Haymaker and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of Haymaker (as the First Surviving Company) shall continue unaffected by the First Merger in accordance with the DGCL.

(b) The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action on the part of Haymaker, Parentco, Merger Sub II, the Company or any Company Shareholder, (i) Merger Sub II shall be merged with and into the Company, the separate corporate existence of Merger Sub II shall cease and the Company shall continue as the Second Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub II shall vest in the Second Surviving Company, (iii) all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of the Company (as the Second Surviving Company) shall continue unaffected by the Second Merger in accordance with the ICL.

SECTION 1.05 Organizational Documents.

(a) The certificate of incorporation of Haymaker in effect at the First Effective Time shall be the certificate of incorporation of the First Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub I, until amended in accordance with applicable Law. The bylaws of Merger Sub I in effect at the Second Effective Time shall be the bylaws of the First Surviving Company until amended in accordance with the provisions of such bylaws.

(b) The articles of association of the Company, as in effect immediately prior to the Second Effective Time, shall be the articles of association of the Second Surviving Company, until thereafter amended as provided by Law.

(c) Immediately prior to the First Effective Time, the certificate of incorporation of Parentco shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of Parentco to be, amended and restated to be in the form attached hereto as Exhibit B (the “Amended and Restated Parentco Certificate of Incorporation”), until thereafter amended as provided by Law and such certificate of incorporation.

SECTION 1.06 Directors and Officers.

(a) Immediately following the First Effective Time, the directors and officers of the First Surviving Company and its Subsidiaries shall be the individuals determined by the Chief Executive Officer of the Company prior to Closing. Immediately following the Second Effective Time, the directors and officers of the Second Surviving Company and its Subsidiaries shall be the individuals determined by the Chief Executive Officer of the Company prior to Closing. Any such appointed directors shall be officers or employees of Parentco or any of its Subsidiaries after the Closing except for (i) any external directors of the Second Surviving Company that may be required by the ICL and up to one other director of the Second Surviving Company that may be required under the ICL (ii) a director of GPM Petroleum GP, LLC which shall be appointed by Invesco Advisers, Inc. from time to time.

(b) The parties shall cause the Parentco Board and the officers of Parentco, as of immediately following the First Effective Time, to be comprised of the individuals set forth on Exhibit D, each to hold office until their successors are duly elected and qualified. At the Closing, the Parentco Board shall initially have seven (7) members, with four (4) designated by the Company (one of which shall be Arie Kotler, who shall serve as Chairman), two (2) initially designated by Haymaker and one (1) member to be mutually agreed upon by the Company and Haymaker. Parentco shall have a classified board, and the Haymaker designees will be included in the “class” of directors with the longest initial term after the Closing. The Parentco Board shall comply with Nasdaq Stock Market requirements, including with respect to independence and committee composition.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

SECTION 2.01 Conversion of Securities at First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of Haymaker, Parentco, Merger Sub I, Merger Sub II, the Company or the holders of any of the following securities:

(a) Each share of Haymaker Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of Parentco Common Stock; provided that the issued and outstanding shares of Haymaker Class B Common Stock shall be converted into the right to receive, in the aggregate, (x) 6,000,000 shares of Parentco Common Stock (1,000,000 of which shall be transferred and forfeited in accordance with the Sponsor Letter Agreement) and (y) 4,000,000 Deferred Shares.

(b) Each share of Haymaker Preferred Stock issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(c) Each share of Haymaker Common Stock and Haymaker Preferred Stock held in the treasury of Haymaker immediately prior to the First Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Each share of Merger Sub I Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the First Surviving Company.

(e) Each share of Parentco Common Stock held by Haymaker issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

SECTION 2.02 Conversion of Securities at Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Haymaker, Parentco, Merger Sub I, Merger Sub II, the Company or the holders of any of the following securities:

(a) Each Company Share (all issued and outstanding Company Shares (including those to be issued in respect of Company RSUs pursuant to Section 2.06) being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Second Effective Time (other than any Shares to be canceled pursuant to Section 2.02(b)) shall be canceled and, subject to Section 2.03, each Company Shareholder shall receive the following consideration, in each case subject to applicable withholding Tax to the extent required by applicable Law (the “Merger Consideration”):

(i) If such Company Shareholder selects or is deemed to have selected Option A in accordance with Section 2.03, the Merger Consideration payable to such Company Shareholder shall be the number of shares of validly issued, fully paid and nonassessable shares of common stock of Parentco, par value $0.0001 per share (“Parentco Common Stock”) equal to the quotient of (a) such Company Shareholder’s Consideration Value divided by (b) $10.00.

(ii) If such Company Shareholder selects Option B in accordance with Section 2.03, the Merger Consideration payable to such Company Shareholder shall be: (A) a cash amount equal to 10% of such Company Shareholder’s Consideration Value (the “Cash Option B Amount”); plus, (B) the number of validly issued, fully paid and nonassessable shares of Parentco Common Stock equal to (I) such Company Shareholder’s Consideration Value divided by $10.00, minus (II) such Company Shareholder’s Cash Option B Amount divided by $8.50 (the “Option B Share Consideration”).

(iii) If such Company Shareholder selects Option C in accordance with Section 2.03, the Merger Consideration payable to such Company Shareholder shall be: (A) a cash amount equal to 20.913% of such Company Shareholder’s Consideration Value (the “Cash Option C Amount”); plus, (B) the number of validly issued, fully paid and nonassessable shares of Parentco Common Stock equal to (I) such Company Shareholder’s Consideration Value divided by $10.00, minus (II) such Company Shareholder’s Cash Option C Amount divided by $8.50 (the “Option C Share Consideration”).

The parties agree that, pursuant to the foregoing, $150,000,000 of Cash Consideration would be available to the Company Shareholders if they all were to select Option C. Notwithstanding the foregoing or anything else in this Agreement to the contrary, after giving effect to the Key Shareholders’ obligations under the Voting Support Agreements (in which they have agreed to elect either Option A or Option B), under no circumstance shall the actual aggregate (x) Cash Consideration exceed $100,045,000 nor (y) shares of Parentco Common Stock to be issued as Merger Consideration exceed 59,957,382 (if the aggregate Cash Consideration is $100,045,000) or 71,727,340 (if the aggregate Cash Consideration is $0).

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub I, Merger Sub II, Haymaker or any direct or indirect wholly-owned subsidiary of Haymaker or of the Company immediately prior to the Second Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each Merger Sub II Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share of the Second Surviving Company.

SECTION 2.03 Consideration Election Procedure. Each Company Shareholder shall have the right, subject to the limitations set forth in this Article II, to select such Company Shareholder’s Merger Consideration in accordance with the following procedures.

(a) Each Company Shareholder shall be entitled to select one of the following for such Company Shareholder’s Merger Consideration: (i) 100% of such Company Shareholder’s Consideration Value payable in shares of Parentco Common Stock (“Option A”), (ii) such Company Shareholder’s Cash Option B Amount plus such Company Shareholder’s Option B Share Consideration (“Option B”) or (iii) such Company Shareholder’s Cash Option C Amount plus such Company Shareholder’s Option C Share Consideration (“Option C”). If a Company Shareholder wishes to select Option A, Option B or Option C (a “Consideration Election”), such Company Shareholder shall make such selection by completing, signing and sending the Form of Election in accordance with this Section 2.03. If a Form of Election (i) is not submitted prior to the Election Deadline, (ii) is not properly submitted or (iii) is properly revoked by a Company Shareholder in accordance with this Section 2.03, such Company Shareholder shall automatically be deemed to have selected Option A for such Company Shareholder’s Merger Consideration.

(b) Parentco shall select, after consultation with the Company, (i) an Israeli exchange agent (the “Israeli Exchange Agent”), and (ii) a U.S. exchange agent, which shall be Continental Stock Transfer and Trust Company, or such other bank or trust company selected by Parentco (the “U.S. Exchange Agent”, and as referred to jointly and severally with the Israeli Exchange Agent, the “Exchange Agent”), pursuant to one or more agreements (collectively, the “Exchange Agent Agreement”) entered into with the Israeli Exchange Agent and the U.S. Exchange Agent prior to the public filing of the Form of Election, to act as exchange agent for the exchange of the Merger Consideration following the Second Effective Time, upon surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04(j)) or Book-Entry Shares.

(c) Parentco and the Company shall agree upon the election mechanism in coordination with the Exchange Agent, which shall include, inter alia, the preparation of a mutually agreed form (the “Form of Election”) which shall be publicly filed in such time and manner as shall be mutually agreed by the Company and

Parentco so as to permit the Company Shareholders to make a Consideration Election prior to the Election Deadline. As used herein, “Election Deadline” means the deadline for making the Consideration Election at such time and such date as shall be agreed by the parties in consultation with the TASE and the Exchange Agent.

(d) Any Company Shareholder may, at any time prior to the Election Deadline and subject to the requirements and limitations as determined by the applicable TASE member, change or revoke his, her or its Consideration Election. Subject to the terms of the Exchange Agent Agreement, if the Exchange Agent shall determine in its reasonable discretion that any Consideration Election provided to it is not properly made then (i) neither Haymaker, Parentco nor the Company nor the Exchange Agent will be under any duty to notify any Company Shareholder of any such defect and (ii) such Consideration Election shall be deemed to be not in effect.

(e) All Consideration Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parentco or the Company that this Agreement has been terminated in accordance with Article VIII.

(f) The Exchange Agent shall, in their sole discretion, resolve any ambiguities about or in connection with any Form of Election in favor of deeming that such Company Shareholder selected Option A for such Company Shareholder’s Merger Consideration.

(g) If any Company Shareholder shall transfer any Shares following the submission of such Company Shareholder’s Consideration Election, then such Consideration Election shall be deemed revoked and shall no longer be in effect with respect to any Shares which shall have been so transferred and the provisions of the last sentence of Section 2.03(a) shall apply. Subject to the terms of the Exchange Agent Agreement, the Exchange Agent, in the exercise of its reasonable discretion and in consultation with the Company and Parentco, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Company Shareholder with the Consideration Election procedures set forth herein and (ii) the manner and extent to which Consideration Elections are to be taken into account in making the determinations prescribed by Section 2.02.

SECTION 2.04 Exchange of Certificates

(a) Exchange Agent. Prior to or concurrently with the Closing, Parentco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) cash sufficient to make payments of the aggregate Cash Consideration payable pursuant to this Agreement, (ii) book-entry shares representing shares of Parentco Common Stock sufficient to deliver the aggregate Stock Consideration payable pursuant to this Agreement and (iii) cash, from time to time, as required to make payments in lieu of any fractional shares pursuant to Section 2.04(e) (such cash and certificates for shares of Parentco Common Stock or book-entry shares representing shares of Parentco Common Stock described in the foregoing clauses (i), (ii) and (iii), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, pay the Cash Consideration and deliver the Stock Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 2.04(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Second Effective Time, Parentco shall, in coordination with the TASE, cause the Exchange Agent to (i) transfer to each person who was, at the Second Effective Time, a holder of book-entry shares of the Company (i.e., shares of the Company held via TASE members via the Hevra LeRishumim of United Mizrahi Bank Ltd.) (“Book-Entry Shares” and the “Nominee Company”, respectively) the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Section 2.03, including, book-entry shares representing that number of whole shares of Parentco Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.02(a) (after taking into account all Shares held by such holder), cash in lieu of any fractional shares of Parentco Common Stock to which such holder is entitled pursuant to Section 2.04(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c), and all such transfers to be made through the TASE members and (ii) mail to each person who was, at the Second Effective Time, a holder of record of Shares represented by Certificate entitled to receive the Merger Consideration pursuant to Section 2.02(a): (x) a letter of transmittal which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares shall pass only upon proper delivery of the Certificates to the Exchange Agent or Parentco as specified in the letter of transmittal and (y) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Sections 2.03, after giving effect to any required Tax withholdings and including, book-entry shares representing that number of whole shares of Parentco Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.02(a) in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional shares of Parentco Common Stock to which such holder is entitled pursuant to Section 2.04(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares represented by Certificates that is not registered in the transfer records of the Company, the proper amount of Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Section 2.03, including, if applicable, a certificate or book-entry shares representing the proper number of shares of Parentco Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.02(a), cash in lieu of any fractional shares of Parentco Common Stock to which such holder is entitled pursuant to Section 2.04(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Second Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Section 2.03, including, if applicable, the certificate or book-entry shares representing shares of Parentco Common Stock that such holder has the right to receive pursuant to the provisions of Section 2.02(a), cash in lieu of any fractional shares of Parentco Common Stock to which such holder is entitled pursuant to Section 2.04(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(c) Distributions with Respect to Unexchanged Shares of Parentco Common Stock. No dividends or other distributions declared or made after the Second Effective Time with respect to the Parentco Common Stock with a record date after the Second Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parentco Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parentco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parentco Common Stock to which such holder is entitled pursuant to Section 2.04(e) and the amount of dividends or other distributions with a record date after the Second Effective Time and theretofore paid with respect to such whole shares of Parentco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Second Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parentco Common Stock.

(d) No Further Rights in Shares. From and after the Second Effective Time, all issued and outstanding Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a certificate theretofore representing any Shares or holder whose name is included in the Company’s shareholder register (other than the Nominee Company) (in each case, a “Certificate”) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.02 and Section 2.04(b). All Merger Consideration payable upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Sections 2.04(c) or (e)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No fractional shares of Parentco Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parentco. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes as contemplated in Section 2.04(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $10.00.

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Company Shares or securities convertible into Company Shares), cash dividends (excluding dividends that will be paid to the Company Shareholders pursuant to Section 5.02 of the Company Disclosure Schedule), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Second Effective Time shall be delivered to Parentco, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parentco for the Cash Consideration, the Stock Consideration, any cash in lieu of fractional shares of Parentco Common Stock to which they are entitled pursuant to Section 2.04(e) and any dividends or other distributions with respect to the Parentco Common Stock to which they are entitled pursuant to Section 2.04(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parentco free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, Parentco, the First Surviving Company or the Second Surviving Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights.

(i) Each of the First Surviving Company, Parentco, Haymaker and the Exchange Agent (each, a “Payor”) shall be entitled to deduct and withhold from the consideration or any amount otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Ordinance or any provision of applicable state, local or foreign tax Law, provided that, with respect to the withholding of Israeli Tax, Sections 2.04(i)(ii) or (iii) shall apply.

(ii) If, prior to the Closing Date, the Israeli Tax Ruling is obtained, then the Merger Consideration payable to each holder of Shares shall be paid, subject to the terms of the Israeli Tax Ruling, as follows: (A) to any holder of Book-Entry Shares, through the facilities of the TASE and the applicable TASE member, and the withholding of any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement shall be made by the applicable TASE member, unless otherwise provided for in the Israeli Tax Ruling or, with respect to any holder of Book-Entry Shares that is not subject to the Israeli Tax Ruling, if such holder of Book-Entry Shares shall provide a Valid Tax Certificate regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable to such holder of Shares in accordance with this Article II or such other documentation in form and substance satisfactory to Parentco and Payor, in their sole discretion, then such withholding shall be made by Payor in accordance with the provisions of such Valid Tax Certificate (or such other documentation, if applicable); and (B) to any holder of record of Shares represented by Certificate (or, if provided in the Israeli Tax Ruling, holders of Book-Entry Shares, and subject to the terms of the Israeli Tax Ruling) to the Israeli Exchange Agent for the benefit of each such holder of Shares after submission by such holder of Shares of a duly executed letter of transmittal to the Israeli Exchange Agent, provided that if any such holder of Shares under this clause (B) shall provide a Valid Tax Certificate regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable to such holder of Shares in accordance with this Article II, or, with respect to any such aforementioned holder of Book-Entry Shares, such other documentation in form and substance satisfactory to Parentco and Payor, in their sole discretion, then the deduction and withholding of any amounts shall be made by the Exchange Agent only in accordance with the provisions of such Valid Tax Certificate or such other documentation, if applicable, unless such holder of Shares instructs the Exchange Agent to deduct and withhold in accordance with the maximum amounts provided under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration payable to such holder of Shares.

(iii) Notwithstanding the provisions of Section 2.04(i)(ii), if the Israeli Tax Ruling is not obtained prior to the Closing Date, then with respect to Israeli Taxes, the consideration payable to all holders of Shares shall be paid at the Closing Date to the Israeli Exchange Agent and the Payor shall be entitled to withhold Tax in accordance with Section 2.04(i)(i) above. The Exchange Agent may retain for the benefit of holders of record of Shares represented by Certificate only, for a period of up to one hundred eighty (180) days from the Closing (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any such holder of Shares or withhold any amounts for Israeli Taxes from the payments deliverable to such holders of Shares pursuant to this Agreement thereto). If no later than five (5) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate (or, with respect to any such aforementioned holder of Book-Entry Shares, such other documentation in form and substance satisfactory to Parentco and Payor, in their sole discretion) is delivered to Payor by such holder of Shares, then, with respect to such holder of Shares, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (or such other documentation, if applicable) and the balance of the payment that is not withheld shall be paid to such holder of Shares concurrently therewith, subject to any non-Israeli withholding which is applicable to the payment (if any). If such holder of Shares (i) does not provide Payor with or is not the subject of a Valid Tax Certificate (or such other documentation, if applicable), by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate (or such other documentation, if applicable) at or before such time, the amount to be withheld from such shareholder’s portion of the Merger Consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law (increased by interest plus linkage differences, as defined in Section 159A of the Ordinance, for the period between the fifteenth (15th) day of the calendar month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing Date) as reasonably determined by Parentco and the Exchange Agent.

(iv) To the extent that amounts are withheld by the Payor (or an applicable TASE member), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. Payor shall be permitted to satisfy any Tax withholding requirement with respect to the Merger Consideration by (A) deducting and withholding the appropriate cash amount from the Cash Consideration or (B) if such Cash Consideration is not sufficient to satisfy such deduction or withholding or if only Stock Consideration is being delivered to any holder of Shares, the Payor may sell or otherwise dispose of a sufficient number of shares out of the Stock Consideration which will satisfy any deduction or withholding requirements without any claims to the Payor for such sell or disposition. To the extent amounts are withheld by the Payor, they shall be paid over to the appropriate Governmental Authority prior to the last day on which such payment is required. To the extent any Payor withholds any amounts, such Payor shall provide the affected Person, as soon as practicable (but no later than within thirty (30) Business Days), with sufficient evidence regarding such withholding. The parties shall reasonably cooperate with each other to reduce or eliminate applicable withholding amounts in accordance with applicable Law.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Second Surviving Company, the posting by such person of a bond, in such reasonable amount as the Second Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Section 2.03, including, if applicable, the shares of Parentco Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.02(a), any cash in lieu of fractional shares of Parentco Common Stock to which the holders thereof are entitled pursuant to Section 2.04(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.04(c).

SECTION 2.05 Stock Transfer Books. Two (2) TASE Trading Days prior to the Closing Date, or such other time as shall be agreed by the Company and Parentco in coordination with the Israeli Exchange Agent and the TASE, the stock transfer books of the Company shall be closed, trading of the Shares in TASE shall cease, and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Second Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Second Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Second Effective Time, any Certificates presented to the Exchange Agent or Parentco for any reason shall be cancelled against the right to receive the Merger Consideration that such holder has elected or been deemed to have elected to receive pursuant to, and in accordance with, the provisions of Section 2.02(a), including, if applicable, the shares of Parentco Common Stock to which the holders thereof have the right to receive pursuant to the provisions of Section 2.02(a), any cash in lieu of fractional shares of Parentco Common Stock to which the holders thereof are entitled pursuant to Section 2.04(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.04(c), for each Share formerly represented by such Certificate.

SECTION 2.06 Company Restricted Stock Units. The Company shall cause each restricted stock unit of the Company (each, a “Company RSU”) that is outstanding to become fully vested and converted into the number of Shares subject to such Company RSU, prior to the Second Effective Time and such converted Shares shall be canceled and converted into the right to receive the Merger Consideration pursuant to the provisions of Section 2.02(a).

SECTION 2.07 Warrant Amendment. At the First Effective Time, each Haymaker Warrant that is outstanding immediately prior to the First Effective Time shall, pursuant to the Haymaker Warrant Instrument, cease to represent a right to acquire one (1) share of Haymaker Class A Common Stock and shall be converted in accordance with the terms of such Haymaker Warrant Instrument, at the First Effective Time, into a right to acquire one (1) share of Parentco Common Stock (a “Parentco Warrant” and collectively, the “Parentco Warrants”) on substantially the same terms as were in effect immediately prior to the First Effective Time under the terms of the Haymaker Warrant Instrument. The parties shall take all lawful action to effect the aforesaid provisions of this Section 2.07, including causing the Haymaker Warrant Instrument to be amended or amended and restated to the extent necessary to give effect to this Section 2.07, including adding Parentco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit C or such other form reasonably acceptable to the Company and the parties thereto (the “Warrant Amendment”).

SECTION 2.08 Deferred Shares.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

(i) “Change in Control” means a transaction with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of Parentco (excluding, for the avoidance of doubt, any Deferred Shares to be issued or to become vested in connection with such transaction(s) pursuant to this Section 2.08 in connection with such Change in Control, as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise). For purposes of a Change in Control, the “price per share” of Parentco Common Stock means (a) the amount of cash proceeds and (b) the value of any non-cash consideration that a holder of one share of Parentco Common Stock would be entitled to receive or receives, directly or indirectly, in such transaction ((x) assuming that any earn-out or similar payments, escrows, holdbacks and similar items are included as part of the consideration received as of the closing of such transaction and (y) calculated as if the equity securities, directly or indirectly, acquired in such transaction are all of the equity securities then outstanding). For purposes of clause (b) of the immediately preceding sentence, the value of any non-cash consideration shall be (i) if the underlying transaction agreement sets forth a value thereof as agreed between the parties thereto, such value set forth in such transaction agreement, (ii) if any such non-cash consideration is an equity security for which a public market exists, the weighted average of the prices of such equity security quoted on the primary securities exchange on which such equity security is listed for the 10 trading day period ending immediately prior to the date of the determination of value or (iii) in any other case, the value reasonably determined in good faith by the Parentco Board.

(ii) “Deferred Shares” shall mean 4 million shares of Parentco Common Stock that would otherwise be issuable to the Sponsor pursuant to the First Merger that shall be issued by Parentco to the Deferred Share Holders as provided in this Section 2.08.

(iii) “Parentco Common Stock 5-Day VWAP” means, on any date after the Closing, the volume weighted average price per share of Parentco Common Stock for the five consecutive trading days ending on such determination date (calculated as a single period) on Nasdaq or another stock exchange or, if not then listed, Parentco’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(iv) “Parentco Common Stock 20-Day VWAP” means, on any date after the Closing, the volume weighted average price per share of Parentco Common Stock for the twenty consecutive trading days ending on such determination date (calculated as a single period) on Nasdaq or another stock exchange or, if not then listed, Parentco’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(v) “Parentco Common Stock Minimum Volume” means, the average daily trading volume, as reported on Nasdaq, of the Parentco Common Stock for the 180-day period immediately following the Closing Date.

(vi) “Required VWAP” means either (A) the Parentco Common Stock 5-Day VWAP, if the average daily trading volume (as reported on Nasdaq or another stock exchange or, if not then listed, Parentco’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar) during such five trading day period equals or exceeds the Parentco Common Stock Minimum Volume or (B) the Parentco Common Stock 20-Day VWAP.

(vii) “Trigger Event” means Trigger Event 1 or Trigger Event 2.

(viii) “Trigger Event 1” means any of the following: (A) the first day on which the Required VWAP is equal to greater than $13.00 (such share price as adjusted pursuant to this Section 2.08, the “Price Target 1”) or (B) in the case of a Change in Control, if the price per share of Parentco Common Stock paid or payable in connection with such Change in Control is equal to or greater than Price Target 1; provided that in either case (clause (A) or (B)), such Trigger Event 1 occurs on or prior to the fifth anniversary of the Closing Date.

(ix) “Trigger Event 2” means any of the following: (A) the first day on which the Required VWAP is equal to greater than $15.00 (such share price as adjusted pursuant to this Section 2.08, the “Price Target 2”) or (B) in the case of a Change in Control, if the price per share of Parentco Common Stock paid or payable in connection with such Change in Control is equal to or greater than Price Target 2 provided that in either case (clause (A) or (B)), such Trigger Event 2 occurs on or prior to the seventh anniversary of the Closing Date.

(b) Promptly (but in any event within five (5) Business Days) after the occurrence of a Trigger Event, Parentco shall issue to the Deferred Share Holders: (x) in the case of Trigger Event 1, 2,000,000 Deferred Shares and (y) in the case of Trigger Event 2, 2,000,000 Deferred Shares. Each Deferred Share Holder acknowledges and agrees that the Deferred Shares are intended to be treated as equity for accounting purposes.

(c) Notwithstanding anything to the contrary, upon the occurrence of a Change in Control that is a Trigger Event, Parentco shall issue to the Deferred Share Holders the Deferred Shares that would be issuable pursuant to Section 2.08(b) no later than immediately prior to the consummation of such Change in Control. For the avoidance of doubt, if the price per share of Parentco Common Stock paid or payable in connection with such Change in Control is (i) less than Price Target 1, then no Deferred Shares shall be issued pursuant to this Section 2.08 in respect of Trigger Event 1 or (ii) less than Price Target 2, then no Deferred Shares shall be issued pursuant to this Section 2.08 in respect of Trigger Event 2, in each case (clauses (i) and (ii)), from and after the occurrence of or otherwise in connection with such Change in Control, and all rights to receive such Deferred Shares shall automatically, without any further action of any person, terminate and be forfeited for no consideration.

(d) The Deferred Shares and/or Price Target 1 and Price Target 2, as applicable, shall be adjusted appropriately and in good faith by the Parentco Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parentco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parentco Common Stock or Parentco Warrants at any time prior to the issuance of the Deferred Shares pursuant to this Section 2.08 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.08 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Deferred Shares, Price Target 1, and Price Target 2, as applicable.

(e) If Parentco, at any time prior to the issuance of all of the Deferred Shares or a forfeiture pursuant to Section 2.08(c), shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Parentco Common Stock on account of such Parentco Common Stock (or other shares of Parentco’s capital stock into which the Deferred Shares are convertible), other than as described in Section 2.08(d) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then Price Target 1 and Price Target 2 shall each be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Parentco Board, in good faith) of any securities or other assets paid on each share of Parentco Common Stock in respect of such Extraordinary Dividend.

(f) Parentco shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on, and for the Deferred Shares to be tradable over, Nasdaq; provided, however, the foregoing shall not limit Parentco from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control, other than as set forth in Section 2.08(c) above, Parentco shall have no further obligations pursuant to this Section 2.08(f).

(g) For purposes of this Section 2.08, Sponsor, together with any Person who hereafter becomes a party to an agreement to be bound by this Section 2.08 as provided in this Section 2.08, is referred to as a “Deferred Share Holder”. Each Deferred Share Holder hereby agrees that during the Lock-Up Period (as defined in the Registration Rights and Lock-Up Agreement) the Deferred Shares, and the right to receive the Deferred Shares, shall be subject to the transfer restrictions applicable to Restricted Securities pursuant to Section 11 of the Registration Rights and Lock-Up Agreement.

(h) Parentco agrees that the Deferred Shares, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights and will be free and clear of any Liens (other than Liens arising under applicable securities Laws or the Governing Documents of Parentco, or Liens granted, or that result from any action, or the failure to take any action, by the Person to whom such Deferred Shares are issued pursuant to this Agreement). At all times prior to the issuance or forfeiture of all of the Deferred Shares pursuant to this Section 2.08, Parentco shall keep available for issuance a sufficient number of unissued Parentco Common Stock to permit Parentco to satisfy its issuance obligations set forth in this Section 2.08, shall take all actions required to increase the authorized number of shares of Parentco Common Stock if at any time there shall be insufficient unissued shares of Parentco Common Stock to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Parentco to violate its obligations under this sentence. Each Deferred Share Holder that is not party to this Agreement is an intended third party beneficiary of this Section 2.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Reporting Documents filed with the ISA by the Company on or after January 1, 2017 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature), to the extent publicly available on the ISA’s Internet-based “MAGNA” system and the TASE website or (ii) the Company’s disclosure schedule to this Agreement delivered by the Company to Haymaker concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Haymaker, Parentco, Merger Sub I and Merger Sub II as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each Subsidiary of the Company (each a “Company Subsidiary”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization. The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing has not had, and would not have, a Company Material Adverse Effect.

(b) A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization, formation or incorporation of each Company Subsidiary and the percentage of the outstanding ownership interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 3.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 3.02 Organizational Documents. An accurate and complete copy of the Company’s memorandum of association and articles of association, currently in effect and as amended through the date of this Agreement, has been made available to Haymaker prior to the date of this Agreement. Such articles of association of the Company are currently in effect, and the Company is not in violation in any material respect of any of the provisions thereof.

SECTION 3.03 Capitalization.

(a) The equity interests of the Company and each Company Subsidiary: (i) have been duly authorized and validly issued and are fully paid, free and clear of all Liens (other than Permitted Liens), and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) As of the date hereof, the authorized capital stock of the Company consists of 5,135,152,771 Company Shares, 828,248,789 of which were issued and outstanding and none of which were held by the Company as treasury stock (dormant shares) and 1,117,750 Company RSUs. There are no other classes of share capital of the Company and, other than the Class H Bonds, there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of share capital of the Company may vote are authorized, issued or outstanding.

(c) Except as set forth on Section 3.03(c) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that the Company or any Company Subsidiary is a party to relating to any equity interests in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests, or any other interest, in the Company or any Company Subsidiary. Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect that the Company is a party to with respect to the voting or transfer of any of the equity interests of the Company or any Company Subsidiary.

(d) Section 3.03(d) of the Company Disclosure Schedule contains a true and correct statement of the number and class or series (as applicable) of the capital stock (or percentage), limited liability company interests, shares, warrants and other equity interests of each of the Company Subsidiaries and the identity of the Persons that are the record owners thereof (including the percentage interests of the Company Subsidiaries held thereby), in each case, as of the date hereof and immediately prior to giving effect to the Transactions occurring on the Closing Date. There are no other classes of the capital stock, limited liability company interests, shares, warrants and other equity interests of any Company Subsidiary and no bonds, debentures, notes or other indebtedness or securities of the Company Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of any Company Subsidiary may vote are authorized, issued or outstanding.

SECTION 3.04 Authority Relative to This Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein.

The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, to which the Company is a party, have been duly and validly authorized by all members of Company Audit Committee, all members of the Company Board and, subject to (i) obtaining the Company Shareholder Approval and (ii) the filing and recordation of appropriate documents related to the Second Merger as required by the ICL, no other proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Haymaker, Parentco, Merger Sub I and Merger Sub II, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

(b) The Company Board has, by resolutions unanimously adopted thereby, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article IV), no reasonable concern exists that the Second Surviving Company will be unable to fulfill the obligations of the Company to its creditors as a result of the Transactions and (ii) approved this Agreement, the First Merger, the Second Merger and the Transactions. None of the aforesaid actions by the Company Board has been amended, rescinded or modified.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the Transactions by the Company will not: (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States, Israel, or other non-United States federal, state, city and local statute, law, ordinance, regulation, rule, guidelines, code, restriction, executive order, injunction, judgment, directive, decree or other order issued by a Governmental Authority, or the rules and regulations by any applicable securities exchange, including the TASE (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require an additional payment (other than reimbursement of legal fees for reviewing such consent) to or the consent of any third party, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, consent requirements, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States, Israeli or other foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) applicable requirements of and filings under the ISL or any other similar Laws, (iv) the filing of the Merger Proposals with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Second Merger and the issuance of the Second Certificate of Merger by the Companies Registrar, (v) compliance with, and filings or notifications required under, the applicable rules and regulations of the TASE and any other applicable securities exchanges, (vi) the consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule and (vii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, Orders and any other authorizations by a Governmental Authority necessary for the lawful conduct by each of the Company or the Company Subsidiaries to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, all necessary and appropriate licenses, certificates and authorizations required under applicable Laws of any state relating to the sale and distribution of motor fuels, lottery, alcoholic beverage control and tobacco (the “Company Permits”), except where the failure to have any Company Permits would not have a Company Material Adverse Effect. The Company Permits held by the Company and the Company Subsidiaries are valid and in full force and effect in all material respects, and, except as would not have a Company Material Adverse Effect, (i) will not be terminated or (ii) except as set forth on Section 3.06 of the Company Disclosure Schedule, require any filings, approvals or consents to be sought from any Governmental Authority or third party as a result of this Agreement and the Transactions. No suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is, and since January 1, 2017, has been, in compliance with all applicable Laws of applicable Governmental Authorities. Except as would not have a Company Material Adverse Effect, since January 1, 2017, the Company has not received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.

SECTION 3.07 Company Reporting Documents; Financial Statements.

(a) Since January 1, 2017, the Company has timely filed with (or furnished to) the ISA, and TASE all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statement and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the ISL or the rules and regulations of the TASE, as the case may be (collectively, the “Company Reporting Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Reporting Document complied in all material respects with the applicable requirements of the ISL and TASE, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Reporting Document filed did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) All of the audited financial statements and unaudited interim financial statements of the Company included in the Company Reporting Documents (i) comply in all material respects with the applicable accounting requirements and with the applicable published rules and regulations of the ISA and TASE, as the case may be, with respect thereto, (ii) have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by the ISA or IFRS or under the ISL or the rules and regulations of the TASE, as the case may be) and (iii) fairly present in all material respects the financial position, the results of comprehensive income, the shareholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

(c) The Company is in compliance in all material respects with the applicable provisions of the ISL and the applicable listing and governance rules and regulations of the TASE. As of the date of this Agreement, there are no outstanding unresolved comments with respect to any of the Company Reporting Documents received by the Company in any written communication from the ISA or TASE.

(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Reporting Documents (including any audited or unaudited financial statements of the Company included therein).

(e) The Company and the Company Subsidiaries maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with IFRS. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law and ISA rules, presented in any applicable Company Reporting Document or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(f) The Company maintains disclosure controls and procedures designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the ISL or the rules and regulations of the TASE, as the case may be, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the ISA and TASE, as the case may be.

(g) As of the date hereof, there are no outstanding material inquiries from the ISA to the Company and to the knowledge of the Company, the Company is not subject to any overt investigations pending or threatened by the ISA and the Company has not received written notice from the ISA of any malfeasance by any director or executive officer of the Company or any of the Company Subsidiaries. Since January 1, 2017 through the date of this Agreement, the Company has not received from its independent auditors any written notification of a material weakness in the Company’s internal controls over financial reporting and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or, to the knowledge of the Company, the Company Board or any committee thereof.

(h) Since January 1, 2017, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, external auditor, internal auditor or accountant of the Company has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal controls over financial reporting, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2019, except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement (a) the Company and the Company Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) except as expressly contemplated by this Agreement and the other Transaction Documents, neither the Company nor any Company Subsidiary has taken any action that would require the consent of Haymaker under Section 5.02 if such action had been taken after the execution of this Agreement.

SECTION 3.09 No Undisclosed Liabilities; Transaction Expenses.

(a) Except for liabilities or obligations (i) as reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company Reporting Documents and publicly available prior to the date of this Agreement, (ii) incurred in connection with the Transactions, including as set forth in Section 3.09(b) of the Company Disclosure Schedule or (iii) that would not have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise (whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with IFRS).

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses expected to be incurred by the Company and the Company Subsidiaries, as of the Closing, incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the Transactions.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, action, hearing, legal, arbitral, judicial, administrative or other proceeding or, to the knowledge of the Company, investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, at Law or in equity by or before any Governmental Authority (other than routine claims for benefits pursuant to a plan), except for those Actions that would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would not cause a Company Material Adverse Effect.

SECTION 3.11 Board Approval; Vote Required.

(a) The Company Audit Committee, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the Second Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement and the Transactions to which the Company is a party, and (iii) recommended that the Company Board approve and adopt this Agreement, the Second Merger and the other Transactions as contemplated by this Agreement; provided, however that any change, modification or rescission of such approval by the Company Audit Committee pursuant to Section 6.06 of this Agreement shall not be deemed a breach of this Section 3.11.

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the Second Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement and the Transactions to which the Company is a party and (iii) recommended that the Company Shareholders approve and adopt this Agreement, the Second Merger and the other Transactions as contemplated by this Agreement and directed that this Agreement and the Transactions be submitted for consideration by the Company Shareholders at the Company Shareholders’ Meeting; provided; however that any change, modification or rescission of the Company Board Approval pursuant to Section 6.06 of this Agreement shall not be deemed a breach of this Section 3.11.

SECTION 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Employee Benefit Plan, other than any such Company Employee Benefit Plan that may be established or entered into after the date hereof in compliance with this Agreement. The Company has made available to Haymaker, as applicable: (i) current, accurate and complete copies of each such Company Employee Benefit Plan and trust agreements and insurance contracts relating thereto; (ii) copies of the most recent Internal Revenue Service determination letter or opinion letter; (iii) copies of the non-discrimination testing results for each Company Employee Benefit Plan for the three (3) most recent plan years; (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, (v) the most recent summary plan descriptions and any summaries of material modifications thereto; and (vi) all material non-routine correspondence received from any Governmental Authority with respect to any Company Employee Benefit Plan within the past three (3) years.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company Employee Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies, (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly and timely filed and (iv) no “prohibited transaction” nor “reportable event” has occurred within the meanings of the applicable provisions of ERISA or the Code.

(c) Except as would not have a Company Material Adverse Effect, neither the execution or delivery by the Company of this Agreement nor the consummation of the Transactions will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee of the Company or any of the Company Subsidiaries, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any funding obligation under any Company Employee Benefit Plan or (v) result in any amount being nondeductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. No current or former employee of the Company or any of the Company Subsidiaries is entitled to receive any Tax gross-up payment from the Company or any of the Company Subsidiaries in respect of the excise taxes imposed under Section 409A or 4999 of the Code.

(d) Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan (i) that is intended to qualify for special Tax treatment (including under Section 401(a) of the Code) has met all requirements for such Tax treatment, and (ii) if intended or required to be qualified, approved or registered with a Governmental Authority, is so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(e) No Company Employee Benefit Plan is, and none of the Company nor any of its ERISA Affiliates has within the past six (6) years incurred any liability with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(f) (i) All amounts that the Company or any of the Company Subsidiaries is legally or contractually required either (A) to deduct from the employees’ salaries and/or to transfer to an employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance, or (B) to withhold from the current employees’ salaries and benefits and to pay to any Governmental Authority as required by the Code, the Ordinance or any other Law have, in each case, been duly deducted, transferred, withheld and paid, and the Company’s or the Company Subsidiaries’ liability towards its employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 arrangements under the Israeli Severance Pay Law, 1963-5723 (“Section 14 Arrangement”) and contributions to all Company Employee Benefit Plans governed by Israeli Law, and all contributions required to be made by the

Company or any of the Company Subsidiaries to any arrangement that would be a Company Employee Benefit Plan governed by Israeli Law, but for the fact that such arrangement is sponsored or maintained by a Governmental Authority, are fully funded to the extent required by applicable Law or if not required by any applicable Law to be funded, are accrued on the financial statements to the extent required by applicable accounting policies, except, in the case of each of clauses (A) and (B), as would not have a Company Material Adverse Effect.

(g) Except as would not have a Company Material Adverse Effect, (i) there are no pending, or, to the knowledge of the Company, threatened proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Employee Benefit Plan, by any employee or beneficiary covered under such Company Employee Benefit Plan, as applicable, or otherwise involving such Company Employee Benefit Plan, and (ii) there are no material charges, complaints or proceedings by any Governmental Authority pertaining to the employment practices of the Company or any of the Company Subsidiaries pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries.

(h) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is obligated under any Company Employee Benefit Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of the Company or its Company Subsidiaries after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, and (ii) the Company and each Company Subsidiary has complied with both (x) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (y) the minimum essential coverage and affordability requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Employee Benefit Plan that is a group health plan.

(i) Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder.

SECTION 3.13 Labor and Employment Matters.

(a) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any Labor Agreement, (ii) no Labor Agreement is presently being negotiated, (iii) there are no labor union organizing activities or representation campaigns pending or, to the knowledge of the Company, threatened by or with respect to any of the employees of the Company or any of the Company Subsidiaries, and (iv) from the Look-Back Date, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or the Company Subsidiaries.

(b) The Company and the Company Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, policies, procedures, agreements and collective agreements and expansion orders (tzavei harchava), if any, respecting or relating to recruitment, employment of labor, employment practices, and other employment-related obligations on employees, consultants and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance, except where failure to comply would not have a Company Material Adverse Effect.

(c) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of the Company Subsidiaries and any of its respective current or former personnel or other service providers, which controversies, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

(d) Since the enactment of the WARN Act, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

SECTION 3.14 Real Property.

(a) Except as would not have a Company Material Adverse Effect, the Company or the Company Subsidiaries (as applicable) have: (i) good and marketable title (or equivalent title in jurisdictions outside of the United States) to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens; and (ii) valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens other than Permitted Liens.

(b) Except as would not have a Company Material Adverse Effect: (i) each lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property (as amended, each a “Real Property Lease”) is in full force and effect and is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, to the knowledge of the Company, the other parties thereto (provided that (x) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought); (ii) neither the Company nor any of the Company Subsidiaries nor, as of the date of this Agreement, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any Real Property Lease; and (iii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received written notice of any actual or potential violation of, or failure to comply with, any term of any Real Property Lease which remains uncured. Each Real Property Lease that was furnished to Haymaker is, to the knowledge of the Company, a true, correct and materially complete copy of such lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property in effect on the date hereof, together with all material amendments and supplements relating thereto.

(c) Except as would not have a Company Material Adverse Effect: (i) the Company Owned Real Property and the Company Leased Real Property are in good operating condition (subject to normal wear and tear) and are suitable and adequate for the purposes for which they are currently being used, in compliance with all regulatory or legislative requirements applicable to them; and (ii) to the knowledge of the Company, there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Company Owned Real Property or Company Leased Real Property, taken as a whole.

SECTION 3.15 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and/or a Company Subsidiary owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property used in or otherwise necessary for the business of the Company and Company Subsidiaries as now conducted or is otherwise entitled to use such material Intellectual Property by operation of Law. Section 3.15(a) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by the Company and/or the Company Subsidiaries. The Company IP Rights shall, in all material respects, be available for use by the Company and the applicable Company Subsidiaries immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The Company-Owned Intellectual Property Rights are subsisting and to the knowledge of the Company, valid and enforceable. Except as would not have a Company Material Adverse Effect, each employee of the Company or any Company Subsidiary, and each contractor, consultant or other person who has engaged with the Company or any Company Subsidiary and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to one of the Company or the Company Subsidiaries all of his or her rights to such Intellectual Property, pursuant to a written agreement containing present, affirmative assignment language. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business and royalties paid to franchisors of food service brands, none of the Company or the Company Subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Products or other Company IP Rights. To the knowledge of the Company, the conduct of and operation of the Company’s and the Company Subsidiaries’ businesses does not infringe or misappropriate, and has not since the Look-Back Date infringed or misappropriated, or otherwise violated any Intellectual Property of other persons and, to the knowledge of the Company, there is no current or ongoing infringement or violation by a third party of any of the Company-Owned Intellectual Property Rights. As of the date of this Agreement, none of the Company or the Company Subsidiaries has received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other person. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”), including, without limitation, requiring all current non-store level Company employees and consultants and all other persons that have been provided with access to such Company Proprietary Information to execute a binding confidentiality agreement and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. Except as would not have a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look-Back Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(b) Except as would not have a Company Material Adverse Effect, none of the software owned by the Company or the Company Subsidiaries or licensed by the Company or the Company Subsidiaries and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require the Company or any Company Subsidiary to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Company or the Company Subsidiaries (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of the Company, no products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

(c) The information technology systems of the Company and the Company Subsidiaries (the “IT Systems”) are owned by, or validly licensed, leased or supplied under contracts to the Company or any of the Company Subsidiaries. The IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have taken measures reasonable in the industry to preserve and maintain the performance, security and integrity of such respective systems and all software, information or data stored thereon, including disaster data recovery technology.

(d) At all times since the Look-Back Date, the Company and the Company Subsidiaries have taken all reasonable steps (including by implementing reasonable administrative, technical and physical security measures) to ensure that all Company Data and Business Systems are protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access or damage to, or use, modification, acquisition or disclosure of, Company Data that would cause a Company Material Adverse Effect. There have been no unauthorized intrusions into, breaches of the security of, or ransomware attacks on, the Business Systems that would cause a Company Material Adverse Effect.

(e) Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and at all times since the Look-Back Date have been, in compliance with, as applicable, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank.

SECTION 3.16 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with IFRS, or GAAP, as applicable; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The charges, accruals, and reserves with respect to Taxes on the financial statements of the Company and each of its Company Subsidiaries are adequate, were calculated in accordance with IFRS, or GAAP, as applicable, and were properly recorded in their books and records.

(c) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, whether or not written).

(d) Neither the Company nor any Company Subsidiary has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to the Company or a Company Subsidiary.

(e) The Company and each of its Company Subsidiaries have not requested or received a revenue ruling, private letter ruling, or other similar tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such company’s behalf or on behalf on any of its shareholders, whether or not in connection with this Agreement or applied for any tax ruling with respect to Company’s or Company’s Subsidiaries Tax Returns.

(f) Each of the Company and its Company Subsidiaries has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any customer, current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(g) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Company and/or Company Subsidiaries).

(h) Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and/or Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Except as contemplated in this Agreement, neither the Company nor any of its Company Subsidiaries has in place or has requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority which will have any effect after the Closing Date.

(j) Neither the Company nor a Company Subsidiary has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k) Neither the Company nor any of the Company Subsidiaries has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither the Company nor a Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(n) Except with regard to the Transactions, since December 31, 2019 and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting by the Company or any of its Company Subsidiaries.

(o) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(p) Each of the Company and the Company Subsidiaries has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the First Merger and the Second Merger, taken together, from qualifying as an exchange described in Section 351 of the Code.

(q) Each of the Company and the Company Subsidiaries is and has always been tax resident solely in the countries of its incorporation or formation. Neither the Company nor any of the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such company is incorporated and organized.

(r) Each of the Company and the Company Subsidiaries has duly and timely collected all material amounts on account of any sales or Transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by them and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by Law to be remitted by the Company and/or its Company Subsidiaries.

(s) Each of the Company and the Company Subsidiaries is in material compliance with all applicable Israeli transfer pricing Laws, including Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company Subsidiary under such Israeli transfer pricing Laws.

(t) Except as contemplated in this Agreement, neither the Company, its shareholders nor any of the Company Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Israeli tax ruling made with reference to the provisions of Part E2.

(u) Neither the Company nor any of the Company Subsidiaries has entered into any transaction likely to be disqualified or recharacterized by the competent authorities on the grounds that they are designed to circumvent a Tax obligation. Neither the Company nor any of the Company Subsidiaries has undertaken any transaction which will require special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 5767-2006 (or of any equivalent Law in any other jurisdiction).

(v) The Company and/or its Israeli Company Subsidiaries or any other Company Subsidiary who is required to register in Israel as a “dealer” for the purposes of Israel Value Added Tax Law of 1975 are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company and/or its Israeli Company Subsidiaries or any other Company’s Subsidiary who is required to register in Israel as a “dealer” (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) regarding to which input VAT was reclaimed; (ii) have properly deducted input VAT and in line with past VAT arrangements, which set the entitlement to input VAT recovery on inputs, supplies, and other transactions and imports made by them according to their business activity; (iii) have collected and timely remitted to the relevant Governmental Authority all output VAT which they are required to collect and remit under any applicable Law; and (iv) have not received a refund or credit for input VAT for which they are not entitled under any applicable Law.

(w) Each of the Company Employee Benefit Plans that is intended to qualify as a capital gains route plan under Section 102(b)(2) or Section 102(b)(3) of the Israel Income Tax Ordinance has received a favorable determination or approval letter from the relevant Governmental Authority or is otherwise deemed approved by passage of time without objection by such relevant Governmental Authority. All Company RSUs held by the Company Trustee were and are currently in compliance with the applicable requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102), any rules or regulations thereunder and any written requirements and guidance of the ITA.

Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute (each, a “Tax Attribute”) of the Company and the Company Subsidiaries arising on or before the Closing Date, or the ability of any Person to utilize such Tax Attributes after the Closing.

SECTION 3.17 Environmental Matters.

(a) The Company and the Company Subsidiaries are currently and for the past three years, have been, in possession of all licenses and Permits material to the Company and the Company Subsidiaries taken as a whole and required under Laws and regulations both as in effect as of the date of this Agreement concerning pollution or protection of employee health, safety and the environment that are in effect on the date hereof, including all such Laws and regulations both as in effect as of the date of this Agreement relating to the presence, handling, emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or Hazardous Substances, hazardous or toxic materials, substances or waste (as was in effect on the Closing Date, “Environmental and Safety Requirements”).

(b) Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries currently, and since the Look-Back Date have been, in compliance in all material respects with all terms and conditions of such licenses and Permits and are and were also in compliance in all material respects with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) Except as would not have a Company Material Adverse Effect, to the Company’s and the Company Subsidiaries’ knowledge, none of the properties currently (or formerly, at the time of the Company’s or the Company’s Subsidiaries’ ownership, leasing or operation at any such properties) owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated in any material respect with any Hazardous Substance which requires reporting, investigation, or remediation by the Company or any Company Subsidiary pursuant to applicable Environmental and Safety Requirements.

(d) Except as would not have a Company Material Adverse Effect, to the Company’s and the Company’s Subsidiaries’ knowledge, none of the Company nor any Company Subsidiary is subject to any material claim, liability, investigation or suit based upon any Hazardous Substance or material violation of or liability or obligation under any Environmental and Safety Requirements.

SECTION 3.18 Material Contracts.

(a) Subsections (i) through (xvii) of Section 3.18(a) of the Company Disclosure Schedule list, as of the date of this Agreement, the following types of contracts and agreements (including any material amendments thereto) currently in effect to which the Company or any Company Subsidiary is a party, or by which it or their assets or properties are bound, (such contracts and agreements as are required to be set forth in Section 3.18 of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract or agreement that involves consideration payable to the Company or any of the Company Subsidiaries reasonably expected to exceed $30,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended December 31, 2019 (excluding any fuel supply contracts of the Company or any of the Company Subsidiaries);

(ii) each contract or agreement for the purchase of inventory, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of services to the Company or any Company Subsidiary or otherwise related to their respective businesses to which the Company or any Company Subsidiary is a party, in each case, that involves consideration payable by the Company or any of the Company Subsidiaries that is reasonably expected to exceed $15,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended December 31, 2019 (excluding any fuel supply contracts of the Company or any of the Company Subsidiaries);

(iii) fuel supply contracts of the Company or any of the Company Subsidiaries which account for more than 15% of the aggregate gallons of fuel supplied to the Company and the Company Subsidiaries during the 12-month period prior to the date hereof;

(iv) all contracts or agreements evidencing (A) outstanding indebtedness for borrowed money of the Company or any Company Subsidiary, or commitments therefor, except for indebtedness and commitments in an amount not exceeding $5,000,000 individually or in the aggregate or (B) any publicly-traded indebtedness;

(v) all employment or consulting agreements with the Company or a Company Subsidiary that provide for annual compensation in excess of $250,000 or payments due and owing in the event of, or otherwise relating to, a change in control transaction or the consummation of the Transactions, other than at will agreements that can be terminated at any time for any reason without severance or similar liability to the Company or any Company Subsidiary;

(vi) all partnership or joint venture agreements with a third party, including any agreement involving the sharing of the Company’s and/or the Company Subsidiaries’ profits with such third party, other than the Organizational Documents of the Company or the Company Subsidiaries;

(vii) all contracts that involve the acquisition or disposition, or future acquisition or disposition, directly or indirectly (by merger, asset sale, sale of stock or otherwise), of material assets, properties, business, or capital stock or other equity interests by the Company or a Company Subsidiary which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of a person in excess of $10,000,000 (excluding any assets or inventories acquired in the ordinary course of business and excluding the inventory portion of any purchase price with respect to dispositions of a store location);

(viii) all contracts that contain a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any Company Subsidiary is or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other material assets (except for rights of first refusal, rights of first offer or option rights contained in any Real Property Leases for an amount not exceeding $1,000,000 individually or $3,000,000 in the aggregate);

(ix) all contracts and agreements that (A) limit, or purport to limit, in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any material line of business or with any person or entity or in any geographic area or during any period of time or (B) contains any “most favored nation” pricing terms that the Company or any Company Subsidiary must provide to a third party;

(x) any agreement with any Governmental Authorities (other than Permits);

(xi) any agreement requiring the Company or any of the Company Subsidiaries to guarantee the indebtedness of any Person (other than the Company or any other Company Subsidiary) or pursuant to which any Person (other than the Company or any of the Company Subsidiaries) has guaranteed the indebtedness of the Company or any of the Company Subsidiaries, except agreements in relation to indebtedness for an amount not exceeding $1,000,000 individually or in the aggregate;

(xii) any agreement under which the Company or any of the Company Subsidiaries has, directly or indirectly, (1) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or any of the Company Subsidiaries), or (2) agreed to make after the date hereof any loan, advance or assignment or payment to any Person (other than the Company or any of the Company Subsidiaries) or any capital contribution to or investment in, any Person (other than the Company or any of the Company Subsidiaries), in each case in the foregoing clauses (1) and (2), in an amount exceeding $2,000,000 individually or in the aggregate;

(xiii) any agreement licensing by or to the Company or any of the Company Subsidiaries of any Intellectual Property that are material to the business of the Company and the Company Subsidiaries, other than licenses for generally commercially available software and hardware and non-exclusive licenses by the Company or any of the Company Subsidiaries to a customer in the ordinary course of business;

(xiv) all collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative;

(xv) any agreement that provides for, or is related to, the settlement or compromise of any Action settled or compromised since December 31, 2018 pursuant to which the cash amount paid or to be paid by or on behalf of the Company or any of the Company Subsidiaries exceeds $500,000 (such cash amount shall exclude any payments made by insurance carriers pursuant to any insurance policies of the Company or any of the Company Subsidiaries) or which imposed any material ongoing non-monetary obligations upon the Company or any of the Company Subsidiaries that will survive the Closing;

(xvi) all contracts that provide for the Company or any Company Subsidiary to indemnify (other than the Company or any of the Company Subsidiaries) or hold harmless any other Person entered into outside of the ordinary course of business, that would reasonably be expected to impose on the Company or any Company Subsidiary a liability in excess of $1,000,000; and

(xvii) any agreement required to be disclosed on Section 3.25 of the Company Disclosure Schedule (Interested Party Transactions).

(b) Except as would not have a Company Material Adverse Effect: each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto; the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; and to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; the Company and the Company Subsidiaries have not received any written claim of default under any such agreement. Since the Look-Back Date, neither the Company nor any Company Subsidiary has received written notice of (i) any material default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of the Company or any Company Subsidiary thereunder. The Company has furnished or made available to Haymaker true and complete copies of all Material Contracts, including any and all material amendments thereto (excluding statements of work, orders for additional licenses or renewal letters, and similar supplements thereunder).

SECTION 3.19 CARES Act. The Company has not (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) except as set forth on Section 3.19 of the Company Disclosure Schedule, deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) during the COVID-19 Quarantine Period, had employees teleworking from a state other than their regular work location on a regular and consistent basis. For purposes of this representation, “COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.

SECTION 3.20 Anti-Corruption Laws.

(a) Since January 1, 2017, none of the Company, the Company Subsidiaries, any of its or their directors or officers, nor, to the knowledge of the Company, any other employees, agents or other Persons while acting for or on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penal Law, 5737-1977, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

(b) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-

Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

SECTION 3.21 Export Controls and Import Laws. Except as would not have a Company Material Adverse Effect:

(a) Since December 31, 2017, the Company and each of the Company Subsidiaries have conducted their import and export transactions in accordance with applicable provisions of Israeli, U.S. and other trade Laws of the countries where they conduct business.

(b) The Company and each of the Company Subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from Israel, the U.S. or any other country from which the Company or any of the Company Subsidiaries exports products, software or technologies.

(c) The Company and each of the Company Subsidiaries are in compliance with the terms of such applicable export licenses or other approvals, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any liability to the Company or the Company Subsidiaries for violation of any export controls or import restrictions.

SECTION 3.22 Takeover Statutes. No “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute applies to this Agreement or the Transactions, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation, or any of the Transactions.

SECTION 3.23 Insurance. Except as would not have a Company Material Adverse Effect, there have not been any claims pending against the insurance policies where the Company or any Company Subsidiary is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. To the knowledge of the Company, as of the date of this Agreement the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and, the Company has not received from any of its insurance carriers any notice of cancellation or nonrenewal, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies of any such insurance policies where the Company or any Company Subsidiary is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms and, except for policies that have expired under their terms in the ordinary course. There have been no gaps (historical or otherwise) or lapses in any insurance coverage within the last three (3) years.

SECTION 3.24 Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, managers or officers, agents or employees of the Company or any Company Subsidiary (on or behalf of the Company or any Company Subsidiary), has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 3.25 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any Company Subsidiary is a party to any Contract with the Company or any Company Subsidiary (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, including the Related Party Agreements, which shall be terminated as of the Closing, (b) agreements and transactions in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any Company Subsidiary (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests or (c) as otherwise contemplated by this Agreement).

SECTION 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 3.27 Indebtedness. Immediately after giving effect to the Transactions, there will be no “Default,” “Event of Default” or similar event that has occurred and is continuing with respect to the material indebtedness for borrowed money of the Company and the Company Subsidiaries, provided that the applicable third-party consents, approvals and authorizations set forth in Section 7.01(g) of the Company Disclosure Schedule shall have been obtained.

SECTION 3.28 Information Supplied. None of the information supplied or to be supplied by the Company and the Company Subsidiaries expressly for inclusion prior to the Closing: (a) in the Haymaker Proxy Statement/Prospectus and Registration Statement will, when the Haymaker Proxy Statement/Prospectus and Registration Statement is declared effective or when the Haymaker Proxy Statement/Prospectus and Registration Statement is mailed to stockholders of Haymaker or at the time of the meeting of such stockholders to be held in connection with the Transactions, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

SECTION 3.29 HIPAA Compliance. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of the Company Subsidiaries that maintain a self-funded group health plan have been in compliance with (i) all applicable group health plan requirements set forth at 45 C.F.R. § 164.504(f); (ii) the requirements to obtain and maintain business associate agreements as set forth at 45 C.F.R. § 164.504(e); (iii) requirements to maintain appropriate access to protected health information (as that term is defined under HIPAA) by individuals who are not authorized to receive it; (iv) requirements to provide each employee with a notice of the group health plan’s privacy practices which explains the allowable uses and disclosures of protected health information; and (v) training on HIPAA privacy and security policies and procedures and breach reporting for each staff member with access to protected health information by virtue of their administrative responsibilities for the applicable group health plan;

(b) No Company or any Company Subsidiary group health plan creates or receives protected health information for any purposes other than: (i) for enrollment and disenrollment information or (ii) limited summary health information for the purpose of obtaining premium bids or modifying, amending, or terminating the plan;

(c) No Company or any Company Subsidiary group health plan have, at any time, used or disclosed protected health information for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of the Company;

(d) No Company or any Company Subsidiary has experienced a Breach, as defined under HIPAA, with respect to any employee’s protected health information; and

(e) There is no pending, nor has there ever been any, material complaint, audit, proceeding, investigation, or claim against the Company or Company Subsidiaries initiated by (i) any Person or entity, (ii) the

United States Department of Health and Human Services Office for Civil Rights or (iii) any state attorney general or similar state official alleging that the Company or Company Subsidiaries violated HIPAA with respect to its group health plan activities.

SECTION 3.30 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, NONE OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY AND THE COMPANY SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO HAYMAKER, PARENTCO, MERGER SUB I, MERGER SUB II OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE COMPANY OR ANY COMPANY SUBSIDIARY, THE SHAREHOLDERS OF THE COMPANY NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND THE COMPANY SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR THE COMPANY SUBSIDIARIES AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HAYMAKER, PARENTCO, MERGER SUB I AND MERGER SUB II

Except as disclosed in (i) Haymaker SEC Reports filed with the SEC by the Company on or after January 1, 2019 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) Haymaker’s disclosure schedule to this Agreement delivered by Haymaker to the Company concurrently with the execution of this Agreement (the “Haymaker Disclosure Schedule”), Haymaker, Parentco, Merger Sub I and Merger Sub II hereby, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01 Corporate Organization. Each of Haymaker, Parentco, Merger Sub I and Merger Sub II is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Haymaker Material Adverse Effect. Each of Haymaker, Parentco, Merger Sub I and Merger Sub II is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Haymaker Material Adverse Effect.

SECTION 4.02 Certificate of Incorporation and By-laws. Haymaker has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws of Haymaker. Parentco has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws of Parentco. Merger Sub I has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the by-laws of Merger Sub I. Merger Sub II has heretofore furnished to the Company a complete and correct copy of the memorandum of association and articles of association of Merger Sub II. Such Organizational Documents of Haymaker, Parentco, Merger Sub I and Merger Sub II are in full force and effect. Each of Haymaker, Parentco, Merger Sub I and Merger Sub II is not in violation in any material respect of any of the provisions of its respective Organizational Documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Haymaker consists of (i) 200,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Haymaker Class A Common Stock”), (ii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Haymaker Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Haymaker Preferred Stock”). As of the date of the Agreement, (A) 40,000,000 shares of Haymaker Class A Common Stock and 10,000,000 shares of Haymaker Class B Common Stock are issued and outstanding (which includes 40,000,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding Haymaker Shares”), (B) 0 shares of Haymaker Class A Common Stock or Haymaker Class B Common Stock are held in the treasury of Haymaker, and (C) 19,333,333 shares of Haymaker Class A Common Stock are reserved for future issuance pursuant to Haymaker Warrants. As of the date of the Agreement, there are 19,333,333 Haymaker Warrants issued and outstanding, of which 6,000,000 Haymaker Warrants are Haymaker Private Warrants (collectively, the “Outstanding Haymaker Warrants”). There are no shares of Haymaker Preferred Stock issued and outstanding. Other than the 19,333,333 Haymaker Warrants, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Haymaker or obligating Haymaker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Haymaker or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary). All outstanding shares of Haymaker Class A Common Stock and Haymaker Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable. Haymaker is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. Other than the Sponsor Letter Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Haymaker Class A Common

Stock, Haymaker Class B Common Stock or any of the equity interests or other securities of Haymaker. Other than the Redemption Rights, there are no outstanding contractual obligations of Haymaker to repurchase, redeem or otherwise acquire any shares of Haymaker Class A Common Stock or Haymaker Class B Common Stock. There are no outstanding contractual obligations of Haymaker, Parentco, Merger Sub I or Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) The authorized capital stock of Parentco consists of 1,000 shares of Parentco Common Stock. One share of Parentco Common Stock is issued and outstanding. The outstanding share of Parentco Common Stock has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by Haymaker free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Haymaker’s and Parentco’s respective Organizational Documents. Parentco is a wholly-owned Subsidiary of Haymaker. Other than the Transaction Documents and the Transaction, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parentco or obligating Parentco to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Parentco or any of its controlled Affiliates (including following the Closing, the Company or any Company Subsidiary (solely with respect to any Contract entered into by Haymaker or its controlled Affiliates prior to the First Effective Time)). There are no voting trusts, proxies or other agreements or understandings in effect that Haymaker, Parentco, Merger Sub I or Merger Sub II is a party to with respect to the voting or transfer of any of the equity interests of Parentco.

(c) The shares of Parentco Common Stock to be issued in accordance with Section 2.01 and Section 2.02 will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(d) The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock of Merger Sub I (“Merger Sub I Common Stock”). One Hundred (100) shares of Merger Sub I Common Stock are issued and outstanding (the “Outstanding Merger Sub I Shares”). All Outstanding Merger Sub I Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parentco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Parentco’s and Merger Sub I’s respective Organizational Documents. Merger Sub I is a wholly-owned Subsidiary of Parentco. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub I or obligating Merger Sub I to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub I or any of its Affiliates (including following the Closing, the Company or any Company Subsidiary). There are no voting trusts, proxies or other agreements or understandings in effect that Haymaker, Parentco, Merger Sub I or Merger Sub II is a party to with respect to the voting or transfer of any of the equity interests of Merger Sub I.

(e) The authorized capital stock of Merger Sub II consists of 100,000 Ordinary Shares (“Merger Sub II Ordinary Shares”), 1,000 of which were issued and outstanding (the “Outstanding Merger Sub II Shares”). All Outstanding Merger Sub II Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights, and are held by Parentco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Parentco’s and Merger Sub II’s respective Organizational Documents. Merger Sub II is a wholly-owned subsidiary of Parentco. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub II or obligating Merger Sub II to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub II or any of its Affiliates. There are no voting trusts, proxies or other agreements or understandings in effect that Haymaker, Parentco, Merger Sub I or Merger Sub II is a party to with respect to the voting or transfer of any of the equity interests of Merger Sub II.

(f) Except for Parentco, Merger Sub I and Merger Sub II, Haymaker does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.

(g) (i) Other than the Outstanding Haymaker Shares, the Outstanding Haymaker Warrants, the one outstanding share of Parentco Common Stock, the Outstanding Merger Sub I Shares, and the Outstanding Merger Sub II Shares, there are no outstanding Equity Interests of Haymaker or any of its controlled Affiliates; and (ii) other than the Transaction Documents, neither Haymaker nor any of its controlled Affiliates is bound by any Contract involving any Equity Interest of Haymaker, Parentco, or any of their respective controlled Affiliates (including, following the First Effective Time, Company or any Company Subsidiary (solely with respect to any Contract entered into by Haymaker or its controlled Affiliates prior to the First Effective Time)).

SECTION 4.04 Authority Relative to This Agreement. Haymaker, Parentco, Merger Sub I and Merger Sub II have all necessary power and authority to execute and deliver this Agreement and subject to obtaining the approval of the stockholders of Haymaker, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Haymaker, Parentco, Merger Sub I and Merger Sub II, and the consummation by Haymaker, Parentco, Merger Sub I and Merger Sub II of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Haymaker, Parentco, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by (a) the holders of a majority of the then-outstanding shares of Haymaker Class A Common Stock and Haymaker Class B Common Stock, (b) the sole stockholder of Parentco, (c) the sole stockholder of Merger Sub I and (d) the sole shareholder of Merger Sub II). This Agreement has been duly and validly executed and delivered by Haymaker, Parentco, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Haymaker, Parentco, Merger Sub I and Merger Sub II, enforceable against Haymaker, Parentco, Merger Sub I and Merger Sub II in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Haymaker, Parentco, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Haymaker, Parentco, Merger Sub I and Merger Sub II will not, (i) conflict with or violate the Organizational Documents of Haymaker, Parentco, Merger Sub I or Merger Sub II; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to Haymaker, Parentco, Merger Sub I or Merger Sub II or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Haymaker, Parentco, Merger Sub I or Merger Sub II pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on Haymaker, Parentco, Merger Sub I or Merger Sub II, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Haymaker Material Adverse Effect.

(b) The execution and delivery of this Agreement by Haymaker, Parentco, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Haymaker, Parentco, Merger Sub I and Merger Sub II will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States, Israeli or other foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, (iii) applicable requirements of and filings under the ISL or any other similar

Laws, (iv) the filing of the Merger Proposals with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Second Merger and the issuance of the Second Certificate of Merger by the Companies Registrar, (v) compliance with, and filings or notifications required under, the applicable rules and regulations of the TASE and any other applicable stock exchanges, (vi) those required in respect of any Company Permits or otherwise required because of the business or operations of the Company or any of the Company Subsidiaries, or (vii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the Haymaker’s, Parentco’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Transactions.

SECTION 4.06 Compliance. None of Haymaker, Parentco, Merger Sub I or Merger Sub II is in conflict with, or in default, breach or violation of, (a) any Law applicable to Haymaker, Parentco, Merger Sub I or Merger Sub II or by which any property or asset of Haymaker, Parentco, Merger Sub I or Merger Sub II is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Haymaker, Parentco, Merger Sub I or Merger Sub II is a party or by which Haymaker, Parentco, Merger Sub I or Merger Sub II or any property or asset of Haymaker, Parentco, Merger Sub I or Merger Sub II is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Haymaker Material Adverse Effect. Each of Haymaker, Parentco, Merger Sub I and Merger Sub II is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Haymaker, Parentco, Merger Sub I and Merger Sub II to own, lease and operate their respective properties or to carry on its business as it is now being conducted. None of Haymaker, Parentco, Merger Sub I or Merger Sub II has received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority, and, to the knowledge of Haymaker, no Governmental Authority is considering such action nor do circumstances exist that would reasonably be expected to lead to any such action.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Haymaker has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Haymaker SEC Reports”). Haymaker has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Haymaker with the SEC to all agreements, documents and other instruments that previously had been filed by Haymaker with the SEC and are currently in effect. The Haymaker SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Haymaker has filed with the SEC on a timely basis all statements required with respect to Haymaker by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Stock Market.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Haymaker SEC Reports was prepared in accordance with United States generally accepted accounting principles, as in effect on the date of this Agreement (“GAAP”) and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Haymaker as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have a Haymaker Material Adverse Effect). Haymaker has no off-balance sheet arrangements that are not disclosed in the Haymaker SEC Reports. No financial statements other than those of Haymaker are required by GAAP to be included in the consolidated financial statements of Haymaker.

(c) Haymaker does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Haymaker’s business.

(d) Haymaker is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2019, or as expressly contemplated by this Agreement, (a) Haymaker has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been a Haymaker Material Adverse Effect.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the Haymaker, threatened against Haymaker, Parentco, Merger Sub I or Merger Sub II, or any property or asset of Haymaker, Parentco, Merger Sub I or Merger Sub II before any Governmental Authority. Neither Haymaker, Parentco, Merger Sub I or Merger Sub II nor any of their respective material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Haymaker, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Board Approval; Vote Required.

(a) The Haymaker Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the First Merger, are fair to and in the best interests of Haymaker and its stockholders, (ii) approved this Agreement and the Transactions, and (iii) recommended that the stockholders of Haymaker approve and adopt this Agreement, the First Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the stockholders of Haymaker at the Haymaker Stockholders’ Meeting.

(b) The Parentco Board, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parentco and Haymaker, as the sole stockholder of Parentco, (ii) approved and adopted this Agreement and the Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by Haymaker, as the sole stockholder of Parentco

(c) The board of directors of Merger Sub I, by resolutions duly adopted by unanimous written consent or unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (i) approved and adopted this Agreement, the First Merger and the other Transactions and (ii) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by Parentco, as the sole stockholder of Merger Sub I.

(d) The board of directors of Merger Sub II has, by resolutions unanimously adopted thereby, approved this Agreement and the Transactions. The board of directors of Merger Sub II has (i) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub II and its shareholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Second Surviving Company will be unable to fulfill the obligations of Merger Sub II to its creditors as a result of the Second Merger, (ii) approved this Agreement, the Second Merger and the other Transactions contemplated by this Agreement and (iii) resolved to recommend that, Parentco, the sole shareholder of Merger Sub II, approve this Agreement, the Second Merger and the other Transactions contemplated hereby, pursuant to the terms hereof (which approval has been obtained prior to or simultaneously with the execution of this Agreement).

SECTION 4.11 Taxes.

(a) Haymaker and each of its Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Haymaker or any of its Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The charges, accruals and reserves with respect to Taxes on the financial statements of Haymaker and each of its Subsidiaries are adequate, were calculated in accordance with GAAP and were properly recorded in their books.

(c) Neither Haymaker nor any of its Subsidiaries has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to Haymaker or any of its Subsidiaries.

(d) Haymaker and each of its Subsidiaries have not requested or received a revenue ruling, private letter ruling, or other similar Tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such entity’s behalf or on behalf of any of its shareholders, whether or not in connection with this Agreement or applied to for any Tax ruling with respect to Haymakers’ or its Subsidiaries’ Tax Returns.

(e) Neither Haymaker nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(f) Each of Haymaker and its Subsidiaries has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(g) Neither Haymaker nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of Haymaker and/or its Subsidiaries).

(h) Neither Haymaker nor any of its Subsidiaries has any material liability for the Taxes of any person (other than Haymaker and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Neither Haymaker nor any of its Subsidiaries has in place or has requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between Haymaker or any of its Subsidiaries and any Tax authority which will have any effect after the Closing Date.

(j) Neither Haymaker nor any of its Subsidiaries has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k) Neither Haymaker nor any of its Subsidiaries has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither Haymaker nor any of its Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither Haymaker not any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(n) There are no Tax Liens upon any assets of Haymaker or any of its Subsidiaries except for Permitted Liens.

(o) Each of Haymaker and its Subsidiaries has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the First Merger and the Second Merger, taken together, from qualifying as an exchange described in Section 351 of the Code.

(p) Each of Haymaker and its Subsidiaries is and has always been tax resident solely in the countries of its incorporation. Neither Haymaker nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such entity is incorporate or organized.

(q) At all times through and including the consummation of the First Merger, Merger Sub I is wholly-owned by Parentco and does not have any other shareholders or owners. For United States federal Tax purposes Merger Sub I is classified as an association (and thus as a corporation) pursuant to Treasury Regulations Sections 301.7701-2 and 301.7701-3, and such classification shall remain in effect at all times through and including the consummation of the First Merger. At all times through the consummation of the Second Merger, Merger Sub II is wholly-owned by Parentco and does not have any other shareholders or owners. For United States federal Tax purposes Merger Sub II is classified as an association (and thus a corporation) pursuant to Treasury Regulations Sections 301.7701-2 and 301.7701-3, and such classification shall remain in effect at all times through the consummation of the Second Merger. Except for Merger Sub I and Merger Sub II, Parentco does not have any Subsidiaries. Except for Parentco, Merger Sub I and Merger Sub II, Haymaker does not have any Subsidiaries.

(r) Since December 31, 2019 and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting, by Haymaker or any of its Subsidiaries.

(s) Haymaker has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Notwithstanding anything in this Agreement to the contrary, Haymaker makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax Attribute of Haymaker and its Subsidiaries arising on or before the Closing Date or the ability of any Person to utilize such Tax Attributes after the Closing.

SECTION 4.12 No Other Activities. Each of Parentco, Merger Sub I and Merger Sub II (a) were formed solely for the purpose of the Transactions, (b) have not conducted any business or engaged in any activities other than those directly related to the Transactions, (c) have no liabilities other than those incurred in connection with the Transactions, this Agreement, or any other Transaction Documents, and (d) are not a party to any Contract other than their respective Organizational Documents and the other Transaction Documents to which it is a party.

SECTION 4.13 Brokers. Except as set forth on Section 4.13 of the Haymaker Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Haymaker, Parentco, Merger Sub I or Merger Sub II.

SECTION 4.14 Trust Account. There is at least $404,986,790 (less, as of the Closing, payments required to be paid to Redeeming Stockholders) invested in the Trust Fund, pursuant to the Investment Management Trust Agreement, dated as of June 6, 2019, between Continental Stock Transfer & Trust Company (“SPAC Trustee”) and Haymaker (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Haymaker SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than (i) stockholders of Haymaker holding shares of Haymaker Class A Common Stock sold in Haymaker’s initial public offering who shall have elected to redeem their shares of Haymaker Class A Common Stock pursuant to the Organizational Documents of Haymaker and the Trust Agreement and (ii) the payment of deferred underwriting commissions upon Closing) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Fund may be released except in accordance with the Trust Agreement and Haymaker’s Organizational Documents. Amounts in the Trust Fund are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 27 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Haymaker has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Haymaker, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Fund. Haymaker has not released any money from the Trust Fund (other than interest income earned on the principal held in the Trust Fund as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Haymaker to dissolve or liquidate pursuant to Haymaker’s Organizational Documents shall terminate, and as of the First Effective Time, Haymaker shall have no obligation whatsoever pursuant to Haymaker’s Organizational Documents to dissolve and liquidate the assets of Haymaker by reason of the consummation of the Transactions, and following the First Effective Time, no Haymaker stockholder shall be entitled to receive any amount from the Trust Fund except to the extent such Haymaker stockholder is a Redeeming Stockholder. Haymaker has no reason to believe that, as of the First Effective Time, any of the conditions to the use of funds in the Trust Fund will not be satisfied or funds available in the Trust Fund will not be available to Haymaker on the Closing Date, other than with respect to funds required to satisfy any redemption payments owed to Redeeming Stockholders.

SECTION 4.15 Employees. None of Haymaker, Parentco, Merger Sub I or Merger Sub II has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Haymaker’s officers and directors in connection with activities on Haymaker’s behalf, none of Haymaker, Parentco, Merger Sub I or Merger Sub II has any unsatisfied liability with respect to any employee.

SECTION 4.16 Liabilities; Transaction Expenses.

(a) As of the date of this Agreement, except for liabilities incurred in connection with the Transactions, this Agreement and any other Transaction Documents, or reflected in the latest balance sheet included in the Haymaker SEC Reports, none of Haymaker, Parentco, Merger Sub I or Merger Sub II has any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

(b) Section 4.16(b) of the Haymaker Disclosure Schedule sets forth Haymaker’s good faith estimate, as of the date of this Agreement, of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses expected to be incurred by Haymaker, as of the Closing, incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the Transactions.

SECTION 4.17 Listing. The issued and outstanding shares of Haymaker Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Stock Market. There is no Action pending or threatened in writing against Haymaker by Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Haymaker Class A Common Stock or prohibit or terminate the listing of Haymaker Class A Common Stock on Nasdaq Stock Market. Except as contemplated by the Transaction Documents, neither Haymaker nor any of its Representatives has taken any action that is designed to terminate the registration of Haymaker Class A Common Stock under the Exchange Act.

SECTION 4.18 Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of Haymaker, or (c) with respect to any person’s ownership of equity interests of Haymaker, there are no Contracts between Haymaker, Parentco, Merger Sub I or Merger Sub II, on the one hand, and, on the other hand, any (i) any present or former manager, employee, officer or director of Haymaker, Parentco, Merger Sub I or Merger Sub II, or (ii) any record or beneficial owner of the outstanding equity interests of the Sponsor.

SECTION 4.19 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE HAYMAKER DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II IN THIS ARTICLE IV, NONE OF HAYMAKER, PARENTCO, MERGER SUB I, MERGER SUB II OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO HAYMAKER, PARENTCO, MERGER SUB I, MERGER SUB II OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY HAYMAKER, PARENTCO, MERGER SUB I AND MERGER SUB II IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY HAYMAKER, PARENTCO, MERGER SUB I AND MERGER SUB II.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II NOR THEIR RESPECTIVE AFFILIATES, NOR ANY

REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II BY THE MANAGEMENT OF HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF HAYMAKER, PARENTCO, MERGER SUB I OR MERGER SUB II, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE SECOND EFFECTIVE TIME

SECTION 5.01 Conduct of Business by Haymaker, Parentco, Merger Sub I or Merger Sub II Pending the First Effective Time.

(a) From and after the date of this Agreement until the First Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by applicable Law, or (C) as consented to in writing by the Company (such consent not to be unreasonably conditioned, withheld or delayed): (i) Haymaker, shall conduct its business, in the ordinary course of business and in a manner consistent with past practice, (ii) Parentco, Merger Sub I and Merger Sub II shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or any other Transaction Document and (iii) Haymaker shall not, and shall cause its Subsidiaries not to, directly or indirectly (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with this Agreement, any other Transaction Document, or consummating the Transactions; or (b) take any action that would violate Section 5.02(b) if such actions were taken by the Company or any Company Subsidiary.

(b) Notwithstanding the foregoing, Parentco may issue up to $100,000,000 in shares of Parentco Common Stock in a private placement pursuant to subscription agreements in a customary form agreed to by Parentco and the Company (the “Private Placement”), provided that the price per share of Parentco Common Stock is equal to or greater than $10.00 per share. For the avoidance of doubt, neither Haymaker, Parentco nor any of their respective Affiliates or Representatives shall enter into any Contract with respect to the Private Placement without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion.

SECTION 5.02 Conduct of Business by the Company Pending the Second Effective Time.

(a) The Company agrees that, from and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, except as expressly contemplated by any other provision of this Agreement, any other Transaction Document, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 5.02 of the Company Disclosure Schedule, unless Haymaker shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), (i) the businesses of the Company and the Company Subsidiaries shall be conducted in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Company’s employees, directors, officers or agents or to meet legal requirements and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with material customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) Except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 5.02 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Second Effective Time or the earlier termination of this Agreement in accordance with Section 8.01, directly or indirectly, take any of the following without the prior written consent of Haymaker (such consent not to be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Organizational Documents;

(ii) issue, sell, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, grant or encumbrance of, any equity or voting interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any equity or voting interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than (A) tax distributions from GPM Investments to its members in accordance with its Organizational Documents, (B) distributions by GPM Petroleum LP to its limited partners and general partner and (C) payments made by GPM Investments to the Company under existing Contracts, in each case as described in Section 5.02(b)(iii) of the Company Disclosure Schedule;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or debt securities;

(v) sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any Lien (other than Permitted Liens) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any of its Subsidiaries having a fair market value in excess of $2,000,000 in the aggregate, except (A) sales in the ordinary course of business, including sales of low-EBITDA stores and dealerizations of stores (B) transfers solely among the Company and the Company Subsidiaries, (C) disposition of obsolete tangible assets or expired or stale inventory, (D) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, renewal or non-renewal in the ordinary course of business, or (E) non-exclusive licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business;

(vi) forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

(vii) redeem, pay, discharge or satisfy any indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than indebtedness incurred by the Company or its Subsidiaries and owed to the Company or its Subsidiaries), except as required by the terms of any Contract existing as of the date hereof;

(viii) acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any material amount of assets for consideration in excess of $20,000,000 for any such acquisition or group of related acquisitions;

(ix) incur any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except for (A) borrowings under existing credit facilities or (B) loans to acquire real estate in an amount not exceeding $1,000,000 individually or $3,000,000 in the aggregate;

(x) discontinue any material line of business;

(xi) liquidate, dissolve, or reorganize;

(xii) (A) other than as required by Law, the terms of a written employment agreement or routine raises in the ordinary course of business consistent with past practice, increase the annual level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries, (B) hire any individual to be employed by the Company or any of the Company Subsidiaries or with annual base salary and/or guaranteed compensation in excess of $250,000, other than those for whom an offer of employment has already been extended prior to the date hereof; (C) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement or contract with, or amend the terms of existing agreements or contracts with any current director, officer or employee with an annual base salary or guaranteed compensation in excess of $250,000, or any independent contractor with either annualized compensation or the total value of the contract is in excess of $250,000, of any of the Company and the Company Subsidiaries; or (D) except to the extent required pursuant to any Company Employee Benefit Plan or Labor Agreement as in effect on the date of this Agreement, establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Employee Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in effect on the date of this Agreement (except that the Company and its Subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business in compliance with clause (B) hereof);

(xiii) (A) terminate, materially amend or modify, or waive any material rights under, any Material Contract or material Real Property Lease or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case other than in the ordinary course of business (including letting Material Contracts and material Real Property Leases expire or be replaced in the ordinary course of business consistent with past practice and purchasing real estate pursuant to a right of first refusal or right of first offer contained in Real Property Leases for an amount not exceeding $1,000,000 individually or $3,000,000 in the aggregate);

(xiv) terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering the Company and its Subsidiaries and their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;

(xv) amend, modify or extend, in each case in any material respect, any existing Labor Agreement, or enter into any new agreement or arrangement that would be a Labor Agreement if it had been in effect on the date of this Agreement, except (A) as required by Law or as required pursuant to an applicable Contract in effect as of the date of this Agreement or (B) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations;

(xvi) make any material change to its methods of financial accounting, except as required by IFRS or GAAP (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;

(xvii) without the consent of Haymaker, which consent shall not be unreasonably withheld, conditioned or delayed, (A) change any material aspect of its method of Tax accounting, (B) file any material amendment to a material Tax Return, (C) settle or compromise any audit or proceeding with respect to material Tax matters, or (D) surrender any right to claim a material Tax refund;

(xviii) merge or consolidate the Company or any of its Subsidiaries with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than solely among Subsidiaries of the Company and so long as such transaction would not be adverse in any material respect to Haymaker, Parentco, Merger Sub I or Merger Sub II and would not reasonably be expected to prevent, impede or delay the consummation of any of the First Merger, Second Merger or the other Transactions;

(xix) commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures contemplated by the Company and the Company Subsidiaries’ capital expenditure budget delivered to Haymaker on or prior to the date hereof and the purchase of real estate pursuant to a right of first refusal or right of first offer contained in a Real Property Leases for an amount not exceeding $1,000,000 individually or $3,000,000 in the aggregate;

(xx) enter into, engage in or amend any transaction or Contract with any Affiliates, or current or former director or officer of the Company or any of his or her immediate family member, or any holder of five percent (5%) or more of the outstanding Company Shares (“Related Party”) or any interested parties (in Hebrew: ‘Ba’aley Inyan’), except for transactions between the Company and its Subsidiaries on arm’s length terms;

(xxi) release, compromise, assign, settle or agree to settle any proceeding, disputes or claims other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parentco, Haymaker, First Surviving Company or any of their respective Subsidiaries) of an amount not greater than $1,000,000 in the aggregate; or

(xxii) enter into any binding agreement or otherwise make a binding commitment, to do any of the foregoing.

SECTION 5.03 Claims Against Trust Fund.

(a) The Company understands that, except for a portion of the interest earned on the amounts held in the trust fund established by Haymaker for the benefit of its stockholders (the “Trust Fund”), Haymaker may disburse or cause to be disbursed monies from the Trust Fund only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Haymaker; (ii) to Haymaker (less Haymaker’s deferred underwriting compensation only) after Haymaker consummates a business combination; or (iii) as consideration to the sellers of a target business with which Haymaker completes a business combination.

(b) The Company agrees that, notwithstanding any other provision contained in this Agreement or any other Transaction Document, the Company does not now have, and shall not at any time prior to the First Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Haymaker on the other hand, this Agreement, any other Transaction Document, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement or any other Transaction Document, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the First Effective Time), and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit the Company from (i) pursuing a claim against Haymaker or the stockholders of Haymaker pursuant to Section 9.06 of this Agreement for specific performance or other equitable relief (but not any monetary relief) in connection with the Transactions or (ii) pursuing any claims that the Company may have against Haymaker’s assets or funds that are not held in the Trust Fund. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Haymaker or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distribution therefrom) or Haymaker’s public shareholders, whether in the form of money damages or injunctive relief, Haymaker and its Representatives, as applicable, shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Haymaker or its Representatives, as applicable, prevails in such action or proceeding.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable, after the date of this Agreement (i) Haymaker shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Haymaker Proxy Statement/Prospectus”) to be sent to the stockholders of Haymaker soliciting proxies from such stockholders to obtain the Haymaker Stockholder Approval at the meeting of Haymaker’s stockholders (the “Haymaker Stockholders’ Meeting”) and (ii) Parentco and Haymaker shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Haymaker Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parentco Common Stock issuable in connection with the Transactions. The Company shall furnish all information concerning the Company, as Haymaker or Parentco may reasonably request in connection with such actions and the preparation, filing and distribution of the Haymaker Proxy Statement/Prospectus and Registration Statement. Haymaker, Parentco and the Company each shall use their reasonable best efforts to cause the Haymaker Proxy Statement/Prospectus and Registration Statement to become effective as promptly as practicable and to keep the Haymaker Proxy Statement/Prospectus and Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Haymaker and Parentco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parentco Common Stock, in each case to be issued or issuable to the shareholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective by the SEC, Haymaker shall use its reasonable commercial efforts to cause the Haymaker Proxy Statement/Prospectus to be mailed to its stockholders. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Haymaker Proxy Statement/Prospectus and Registration Statement prior to the filing thereof with the SEC and Haymaker and Parentco shall give reasonable consideration to any such comments. Haymaker and Parentco shall promptly notify the Company and its legal counsel upon the receipt of any comments received by Haymaker or Parentco or their legal counsel from the SEC or its staff with respect to the Haymaker Proxy Statement/Prospectus and Registration Statement, or any request from the SEC for amendments or supplements to the Haymaker Proxy Statement/Prospectus or Registration Statement, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Haymaker and Parentco shall give the Company and its legal counsel a reasonable opportunity to participate in preparing Haymaker’s or Parentco’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and Haymaker and Parentco shall give reasonable consideration to any such comments. Each of Haymaker, Parentco and the Company: (A) shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Haymaker Proxy Statement/Prospectus and Registration Statement; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its reasonable best efforts to promptly correct any information provided by it for use in the Haymaker Proxy Statement/Prospectus and Registration Statement to the extent such information shall be or shall have become false or misleading in any material respect, and Haymaker and Parentco shall take all steps necessary to cause the Haymaker Proxy Statement/Prospectus and Registration Statement, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to Haymaker’s or Parentco’s stockholders.

(b) No amendment or supplement to the Haymaker Proxy Statement/Prospectus or the Registration Statement will be made by Haymaker or Parentco, without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Haymaker/Parentco and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Haymaker Proxy Statement/Prospectus, the Registration Statement and/or the Company Proxy Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Parentco Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction.

(c) No later than fourteen (14) days following the date of the approval of this Agreement by the Company Board, the Company shall prepare the proxy statement to be publicly filed with the ISA and TASE in order to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”). Haymaker shall furnish all information concerning Haymaker, Parentco, Merger Sub I and Merger Sub II, as the Company may reasonably request in connection with the preparation and distribution of the Company Proxy Statement and any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation. Haymaker and its legal counsel shall be given reasonable opportunity to review and comment on the Company Proxy Statement and/or any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation, prior to the filing thereof with the ISA and/or TASE and the Company shall give reasonable consideration to any such comments.

(d) No amendment or supplement to the Company Proxy Statement and any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation will be made by the Company without the approval of Haymaker (such approval not to be unreasonably withheld, conditioned or delayed). Haymaker/Parentco and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Company Proxy Statement or any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation has been filed.

(e) Without derogating the foregoing, the Company shall not enter into any discussion with ISA, TASE, ITA or any other Governmental Authority with respect to the Transactions and their consummation, including with respect to the Company Proxy Statement and any other Company Reporting Documents filed or required to be filed in connection therewith without giving Haymaker and its legal counsel a reasonable opportunity to participate in such discussions. The Company shall promptly provide Haymaker and its legal counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the ISA, TASE, ITA or any other Governmental Authority on the other hand with respect to the Transactions and their consummation, or, if not in writing, a description of such communication.

(f) Haymaker represents that the information supplied by Haymaker for inclusion in the Registration Statement, the Haymaker Proxy Statement/Prospectus and the Company Proxy Statement and any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Haymaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Haymaker, (iii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) or any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation is first filed with TASE and ISA, (iv) the time of the Haymaker Stockholders’ Meeting or the Company Shareholders’ Meeting and (v) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance should be discovered by Haymaker which is required to be set forth in an amendment or a supplement to the Registration Statement or the Haymaker Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, Haymaker shall promptly inform the Company. All documents that Haymaker or Parentco are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(g) The Company represents that the information supplied by the Company for inclusion in the Registration Statement, the Haymaker Proxy Statement/Prospectus and the Company Proxy Statement and any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Haymaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) or any other Company Reporting Documents filed or required to be filed in connection with the Transactions and their consummation is first mailed to the stockholders of Haymaker, (iii) the time the Company Proxy Statement or any other Company Reporting Document (or any amendment thereof or supplement thereto) is first filed with TASE and ISA, (iv) the time of the Haymaker Stockholders’ Meeting or the Company Shareholders’ Meeting and (v) the First Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the First Effective Time, any event or circumstance, should be discovered by the Company which is required to be set forth in an amendment or a supplement to the Registration Statement or the Haymaker Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, or an amendment or a supplement to the Company Proxy Statement by the applicable requirements of the ISL, the Company shall promptly inform Haymaker. All documents that the Company is responsible for filing with the TASE or ISA in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the ISL, and any rules and regulations of the TASE, as applicable.

SECTION 6.02 Haymaker Stockholders’ Meetings; Company Shareholders’ Meeting.

(a) Haymaker shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Haymaker Stockholders’ Meeting for the purpose of voting upon (i) the approval and adoption of this Agreement, the First Merger and the other Transactions; (ii) any other proposals Haymaker shall deem necessary to effectuate the Transactions; and (iii) a proposal to adjourn the Haymaker Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Haymaker Stockholders’ Meeting to approve the foregoing proposals (the “Haymaker Stockholder Approval”), and Haymaker shall hold the Haymaker Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective, but no later than fourteen (14) days prior to the Election Deadline, unless otherwise agreed by the parties hereto. Haymaker shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Haymaker Stockholder Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the Haymaker Stockholder Approval. Haymaker covenants that none of the Haymaker Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Haymaker Board to withdraw or modify, in a manner adverse to the Company, the Haymaker Board Recommendation or any other recommendation by the Haymaker Board of the proposals set forth in the Haymaker Proxy Statement/Prospectus and the Haymaker Proxy Statement/Prospectus shall include the recommendation of the Haymaker Board to the stockholders of Haymaker in favor of the proposals set forth in the Haymaker Proxy Statement/Prospectus, including the Haymaker Board Recommendation.

(b) Unless there has been a Company Adverse Approval Change in accordance with Section 6.06(a), the Company shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company Shareholders (together with any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) for the purpose of voting upon: (i) the approval and adoption of this Agreement, the Second Merger and the other Transactions; (ii) any other proposals the Company shall deem necessary to effectuate the Transactions; (iii) to the extent required under Israeli Law, a proposal to approve the D&O Tail Policy (which shall not be a condition to effectuate the Transactions); and (iv) a proposal to adjourn the Company Shareholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Company Shareholders’ Meeting to approve the foregoing proposals as set forth in (i) and (ii) (the “Company Shareholder Approval”). The Company shall hold the Company Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. If the Company Board has not made a Company Adverse Approval Change in accordance with Section 6.06(a), the Company shall include such Company Board Approval in the Company Proxy Statement, and use its reasonable best efforts to (I) solicit from its shareholders proxies in favor of the approval of this Agreement, the Second Merger and the other Transactions in accordance with Israeli Law and (II) otherwise seek to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting. If there has been a Company Adverse Approval Change in accordance with Section 6.06(a), then the Company shall not be required to call, give notice of, convene or hold a special meeting of the Company Shareholders in accordance with this Section 6.02(b).

SECTION 6.03 Merger Proposal; Second Certificate of Merger. Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub II shall (and Haymaker and Parentco shall cause Merger Sub II to), as applicable, take the following actions within the timeframes set forth in this Section 6.03; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.03 accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) with respect to the Second Merger in a form reasonably acceptable to the parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders’ Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal are delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub II’s registered office, as applicable, and at such other locations as the Company or Merger Sub II, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable Law; and (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub II, as applicable, is aware of, in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A), (v) promptly after the Company and Merger Sub II, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 6.03, but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Second Merger effective and issue the Second Certificate of Merger upon such date, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Company Shareholder Approval is received, as the Company, Haymaker, Parentco and Merger Sub II shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Second Merger shall be declared effective and the Second Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.03, “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

SECTION 6.04 Haymaker, Parentco, Merger Sub I and Merger Sub II Shareholder Approval. Immediately following the execution of this Agreement, Haymaker shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions, as the sole stockholder of Parentco. Immediately following the execution of this Agreement, Parentco shall approve and adopt this Agreement, the First Merger and the other Transactions, in its capacity as the sole shareholder of Merger Sub I. No later than the date of the Company Shareholder Approval, Parentco shall approve and adopt this Agreement, the Second Merger and the other Transactions, in its capacity as the sole shareholder of Merger Sub II. No later than three (3) days after the date of such approval, Merger Sub II shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approvals.

SECTION 6.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Second Effective Time, the Company and Haymaker shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) the Company and Haymaker and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other party; and (B) nothing herein shall require the Company and Haymaker to provide access to, or to disclose any information to, the other party or any of its Representatives if such access or disclosure, in the good faith reasonable belief of such party, (x) would waive any legal privilege or (y) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which such party is a party (taking into account the confidential nature of the disclosure); provided, that, in each case, the Company and Haymaker shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, contract or Law.

(b) All information obtained by the parties pursuant to this Section 6.05 shall be kept confidential in accordance with the confidentiality agreement, dated June 12, 2020 (the “Confidentiality Agreement”), between Haymaker and the Company.

(c) No investigation pursuant to this Section 6.05 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to its Representatives, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.06 No Solicitation.

(a) Company Non-Solicitation.

(i) From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.01, except as provided in this Section 6.06(a), (A) the Company shall, and shall cause the Company Subsidiaries and its and their respective officers and directors to, immediately cease, and shall instruct and cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (B) the Company shall not, and shall cause the Company Subsidiaries and its and their respective officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of the Company or any of the Company Subsidiaries to, any Person (other than Haymaker or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under Israeli Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue a Company Acquisition Proposal) (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, (C) the Company shall not provide any third party and shall on the date of this Agreement, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of the Company or any of the Company Subsidiaries and (D) within two (2) Business Days of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of the Company Subsidiaries.

(ii) Notwithstanding Section 6.06(a)(i), at any time prior to obtaining the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), if the Company receives a bona fide Company Acquisition Proposal from a third party made after the date of this Agreement that did not result from a material breach of Section 6.06(a)(i) (it being understood that any breach of Section 6.06(a)(i) that results in a third party (or any of its Representatives) making a Company Acquisition Proposal shall be deemed to be a material breach), then the Company may (A) contact the Person or any of its Representatives who has made such Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (B) afford access to, or furnish information concerning, itself and its business, properties or assets, or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (C) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Company Acquisition Proposal, in the case of clauses (B) and (C), only if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company shall (1) promptly (and in any case within twenty-four (24) hours) provide Haymaker notice of (a) the receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such Company Acquisition Proposal, and (b) any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the material terms of such offer, proposal or request, (2) make available to Haymaker, substantially concurrently with the time it is provided or made available to such party, all material nonpublic information, including copies of all material written materials, made available by the Company to such party but not previously made available to Haymaker and (3) keep Haymaker informed on a reasonably prompt basis of the status and material events (including amendments and proposed amendments to any material terms) regarding any such Company Acquisition Proposal or other inquiry, offer, proposal or request, providing to Haymaker unredacted copies of any additional or revised written proposals or draft agreements relating to such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and the Company Subsidiaries will not enter into any agreement with any Person that prohibits the Company from providing any information to Haymaker in accordance with this Section 6.06(a).

(iii) Except as permitted by this Section 6.06(a) the Company Board shall not (A) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Board Approval, in each case in a manner adverse to Haymaker, (B) fail to include the Company Board Approval in the Company Proxy Statement, (C) adopt, approve, recommend, declare advisable or endorse a Company Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend, declare advisable or endorse any Company Acquisition Proposal, or (D) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, business combination agreement, or other similar agreement providing for any Company Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.06(a)(ii)) (any action described in the foregoing clauses (A) through (D) of this sentence being referred to as a “Company Adverse Approval Change”).

(iv) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the receipt of the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), the Company Board receives a Company Acquisition Proposal that did not result from a material breach of Section 6.06(a)(i) (it being understood that any breach of Section 6.06(a)(i) that results in a third party (or any of its Representatives) making a Company Acquisition Proposal shall be deemed to be a material breach), and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (A) effect a Company Adverse Approval Change or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(i) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (1) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (2) the Company has notified Haymaker in writing at least four (4) Business Days before taking such action that it intends to effect a Company Adverse Approval Change pursuant to this Section 6.06(a)(iv) or terminate this Agreement pursuant to Section 8.01(i), (3) the Company’s notice delivered pursuant to the foregoing clause (2) attaches the proposed definitive agreement or the most current version of any proposed agreements, commitment letters, and other documentation (and schedules and exhibits thereto) between the Company and the Person making such Company Superior

Proposal, if any, or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, if no such agreement exists, (4) for a period of four (4) Business Days following the notice delivered pursuant to clause (2) of this Section 6.06(a)(iv), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Haymaker desires to negotiate) with Haymaker and Haymaker’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement in response to such Company Superior Proposal, and (5) no earlier than the end of such four (4) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by Haymaker to amend or modify the terms of this Agreement that the Company Acquisition Proposal that is the subject of the notice described in clause (2) above still constitutes a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company to Haymaker consistent with that described clause (2) of this Section 6.06(a)(iv) shall be required and a new notice period under clause (2) of this Section 6.06(a)(iv) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.06(a)(iv) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(v) Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Superior Proposal (which shall be subject to Section 6.06(a)(iv) and shall not be subject to this Section 6.06(a)(v)), prior to obtaining the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), the Company Board may, in response to or as a result of a Company Intervening Event, take any action prohibited by clauses (A) or (B) of Section 6.06(a)(iii), if (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (B) the Company has notified Haymaker in writing that it intends to effect such a Company Adverse Approval Change pursuant to this Section 6.06(a)(v) (which notice shall specify the facts and circumstances providing the basis of the Company Intervening Event in reasonable detail), (C) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 6.06(a)(v), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Haymaker desires to negotiate) with Haymaker and Haymaker’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement, and (D) no earlier than the end of such four (4) Business Day period, the Company Board shall have determined in good faith, after consultation with outside legal counsel, and after taking into account any proposal by Haymaker to amend or modify the terms of this Agreement irrevocably offered by Haymaker in writing, that the failure to take such action would still be inconsistent with its fiduciary duties under Israeli Law.

(vi) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (A) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL or issuing a “stop, look and listen” or similar statement to its shareholders, or (B) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under Israeli Law or would reasonably likely conflict with or violate any applicable Law or the rules or requirements of the TASE; provided, however, that (1) in no event shall this Section 6.06(a)(vi) affect or modify the definition of Company Adverse Approval Change and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or by the ICL) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Approval Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed.

(vii) References in this Section 6.06(a) to the Company Board shall include any committee thereof.

(b) Haymaker Non-Solicitation.

(i) From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.01, (i) Haymaker shall, and shall cause Parentco, Merger Sub I and Merger Sub II and its and their respective officers and directors to, immediately cease, and shall instruct and cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to a Haymaker Acquisition Proposal, (ii) Haymaker shall not, and shall cause Parentco, Merger Sub I and Merger Sub II and its and their respective officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of a Haymaker Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of Haymaker or Parentco, Merger Sub I and Merger Sub II to, any Person (other than the Company or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Haymaker Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussion), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Haymaker, Parentco, Merger Sub I or Merger Sub II, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Haymaker Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Haymaker Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, and (iii) within two (2) Business Days of the date of this Agreement, Haymaker shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Haymaker Acquisition Proposal with Haymaker. Haymaker shall promptly notify the Company (and in any event within twenty-four (24) hours) of the receipt of any Haymaker Acquisition Proposal after the date hereof. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 6.06(b)) shall limit or restrict the ability of any Representative of Haymaker to take any action or engage in any activity in respect of, or on behalf of, any Person (including any current or future special purpose acquisition company) other than Haymaker or its Subsidiaries.

(ii) Notwithstanding the foregoing, Haymaker may undertake the Private Placement, without the consent of the Company, in accordance with Section 5.01(b).

SECTION 6.07 Employee Benefits Matters. The parties shall cooperate to establish the New Stock Incentive Plan to be effective in connection with the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to ten percent (10%) of the shares of Parentco Common Stock on a Fully Diluted Basis. The New Stock Incentive Plan shall incorporate (by way of an Israeli appendix) the applicable provisions required pursuant to Section 102 of the Ordinance and Parentco and the Company shall cause such New Stock Incentive Plan to be filed with the ITA (together with any auxiliary documents related thereto) as required under the Ordinance, not later than the Closing. Subject to receipt of a ruling or other written approval from the ITA, the shares of Parentco Common Stock that will be issued as Merger Consideration to the holders of Shares issued in respect of the Company RSUs pursuant to Section 2.06 shall be governed upon the Closing by the New Stock Incentive Plan, including the Israeli appendix and, to the extent applicable, any ruling or other instructions from the ITA.

SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Haymaker, and Haymaker shall give prompt notice to the Company, of (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions or (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the First Merger, the Second Merger and the other Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the First Merger and the Second Merger, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities and third parties as are necessary for the consummation of the Transactions and to fulfill the conditions to the First Merger and the Second Merger, including, (A) all necessary pre-Closing and post-Closing filing or notification requirements applicable under any state or federal alcoholic beverage control, lottery, tobacco Laws and regulations, including change in control approval requirements under Laws and (B) the third-party consents, approvals and authorizations as set forth on Section 7.01(g) of the Company Disclosure Schedule. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the Transactions shall be paid by the Company. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Haymaker and the Company. Thereafter, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Section 8.01, unless otherwise required by applicable Law or the requirements of the Nasdaq Stock Market or TASE (in which case Haymaker and the Company shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of Haymaker and the Company, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 6.10 provided, further, that nothing in this Section 6.10 shall prohibit the Company or any of its Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required to affect the Transactions.

SECTION 6.11 Stock Exchange Listings.

(a) Each of Haymaker and Parentco shall use its reasonable best efforts as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date, to: (i) have Parentco satisfy all applicable initial and continuing listing requirements of the Nasdaq Stock Market, (ii) have the shares of Parentco Common Stock and Parentco Warrants approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, and no later than a date coordinated in advance with TASE (A) take all actions necessary in order to list the shares of Parentco Common Stock on the TASE, effective as of the Closing Date, and (B) obtain the agreement of the TASE to list the shares of Parentco Common Stock to be issued in connection with the First Merger and the Second Merger on the TASE.

(b) The Company shall maintain its status as a “Reporting Corporation” (as such term is defined in the ICL and ISL, as applicable) with respect to the Class C Bonds outstanding as of the Second Effective Time, including (i) maintaining the listing of the Class C Bonds on the TASE and (ii) obtaining all required approvals for the foregoing or otherwise in connection with the Transactions, in each case to the extent required.

SECTION 6.12 Stock Exchange Delisting. Prior to the First Effective Time, the Company shall cooperate with Parentco and Haymaker and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE, to facilitate delisting of the Company Shares from the TASE, as promptly as practicable after the Second Effective Time.

SECTION 6.13 Takeover Laws. If any takeover statute becomes or is deemed to become applicable to the Company or the First Merger, the Second Merger or the other Transactions, the Company, Haymaker, Parentco, Merger Sub I and Merger Sub II shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

SECTION 6.14 GPM Investments Equity Purchase. Haymaker shall consummate the transactions contemplated by the GPM EPA as of the Closing (upon the terms and subject to the conditions set forth in the GPM EPA). The Company shall use reasonable best efforts to cause the GPM Minority Investors to consummate the transactions contemplated by the GPM EPA as of the Closing (upon the terms and subject to the conditions set forth in the GPM EPA).

SECTION 6.15    Directors’ and Officers’ Indemnification.

(a) Parentco, Haymaker and the Company agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Second Effective Time now existing in favor of the current or former directors, managers, officers or employees of the Company or GPM Investments (in the case of employees, only such persons who are covered by the Company’s or GPM Investments’ (respectively) existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of the date hereof) (the “D&O Indemnified Parties”) as provided in the Organizational Documents of the Company or GPM Investments, respectively, or any indemnification Contract between such Person and the Company or GPM Investments, respectively (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Haymaker prior to, the date of this Agreement) shall survive the Second Merger and shall continue in full force and effect. For a period of seven (7) years from the Second Effective Time, Parentco, the Second Surviving Company and GPM Investments shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Organizational Documents of the Company or GPM Investments, respectively, as in effect immediately prior to the Second Effective Time with respect to acts or omissions occurring prior to the Second Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

(b) Notwithstanding anything to the contrary set forth in this Section 6.15 or elsewhere in this Agreement, without the prior written consent of the applicable D&O Indemnified Party, neither Parentco, Haymaker nor any of their Subsidiaries (including, after the Second Effective Time, the Second Surviving Company and any of its respective Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) The Company may obtain and maintain prior to the Closing a fully-paid, non-cancellable “tail” insurance policy for a term of seven (7) years from the Closing Date in respect of the Company and GPM Investments (the “D&O Tail Policy”), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s and GPM Investment’s respective existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Closing (including in connection with this Agreement and the Transactions). If a D&O Tail Policy is obtained, Parentco, the Second Surviving Company, and GPM Investments shall maintain the D&O Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parentco, the Second Surviving Company, and GPM Investments. Parentco, the Second Surviving Company, and GPM Investments will instruct the insurer and broker that they may communicate directly with the D&O Indemnified Party(ies) regarding claims under the D&O Tail Policy, and Parentco, the Second Surviving Company, and GPM Investments will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.

(d) In the event Parentco, the Second Surviving Company, or GPM Investments or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Parentco, the Second Surviving Company, GPM Investments, or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.15.

(e) The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 6.15 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement. The covenants contained in this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

SECTION 6.16 Certain Tax Matters.

(a) For United States federal income tax purposes, the First Merger, the Second Merger and the GPM EPA, taken together, are intended to be treated as an integrated transaction qualifying as an exchange described in Section 351 of the Code. From and after the date of this Agreement and until the Second Effective Time, each party hereto shall use its reasonable best efforts to cause the First Merger, the Second Merger and the GPM EPA to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the First Merger, the Second Merger and the GPM EPA, taken together, from qualifying as an exchange described in Section 351 of the Code. Following the Second Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to cause the First Merger, the Second Merger and the GPM EPA, taken together, to fail to qualify as an exchange described in Section 351 of the Code. To the extent any party hereto has a United States federal income tax reporting obligation with respect to the First Merger, the Second Merger and the GPM EPA, such party shall report the First Merger, the Second Merger and the GPM EPA, taken together, as an exchange described in Section 351 of the Code unless otherwise required by Law, and comply with the requirements of Treasury Regulations Section 1.351-3.

(b) All Transfer Taxes incurred in connection with the Transactions shall be borne and paid by Haymaker.

SECTION 6.17 Tax Ruling.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application or applications for a ruling or rulings (which shall be confirmed by Haymaker prior to its submission, such confirmation not to be unreasonably withheld, conditioned or delayed) to determine the Tax implications of the Transactions on the holders of Shares (A) (i) exempting the applicable Payor from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (ii) instructing such Payor how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied, (B) permitting to defer any applicable Israeli Tax with respect to the Stock Consideration that such holders of Shares will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Share Consideration by the holders of Shares or such other date set forth in Section 104H of the Ordinance, and (C) (x) confirming that the treatment of the Company RSU and any Share allocated pursuant thereto in accordance with Section 2.06 shall not be regarded as a violation of Section 102 of the Ordinance so long as the Merger Consideration for the Company RSU is deposited with the

Company Trustee until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling); and (y) exempt Payor from any obligation to withhold Israeli Tax from any Merger Consideration payable or otherwise deliverable pursuant to this Agreement, or clarifies that no such obligation exists, or instructs Payor on how such withholding is to be executed, with respect to Company RSU and any Share allocated pursuant thereto from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (collectively the “Israeli Tax Ruling”).

(b) Without limiting the generality of the foregoing, each of the Company and Haymaker shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Ruling. The final text of the Israeli Tax Ruling shall be subject to the prior written confirmation of Haymaker or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Tax Ruling, as promptly as practicable. In the event that the Israeli Tax Ruling has not been received in accordance with the terms of this Section 6.17, Payor may make such payments and withhold any applicable Taxes in accordance with Article II.

SECTION 6.18 Transaction Litigation. Each party hereto shall promptly notify the other parties hereto of any shareholder demands or other shareholder Actions (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement, any other Transaction Document or the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other parties hereto informed regarding any Transaction Litigation. Each of the parties hereto shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and each of the parties hereto shall give the other parties hereto the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the advice of the other parties hereto with respect to such Transaction Litigation and shall give the other parties hereto the opportunity to participate in the defense and settlement of such Transaction Litigation; provided, that, notwithstanding the foregoing, in no event shall any party hereto or any of its Affiliates be required to incur any out-of-pocket costs or expenses in connection with any Transaction Litigation in which it or its Affiliates is not also a defendant.

SECTION 6.19 Company Cash Surplus. The Company may, in its sole discretion (i) pay (at, or promptly following, the Closing) the Company Cash Surplus as dividends to the Company Shareholders following receipt of all necessary approvals pursuant to Section 5.01 of the Company Disclosure Schedule (the “Authorized Company Dividend”) or (ii) provide written notice to Haymaker at least ten (10) Business Days prior to the Closing Date that each Company Shareholder shall receive, as additional Merger Consideration, a cash amount equal to such Company Shareholder’s pro rata portion of the Company Cash Surplus (based on the number of Shares held by such Company Shareholder as of the Second Effective Time), in which case, the Authorized Company Dividend shall not be paid. Such additional Merger Consideration shall not be subject to the Consideration Election pursuant to Article II. If the Company obtains the necessary approvals pursuant to Section 5.01 of the Company Disclosure Schedule and decides to pay the Authorized Company Dividend, at the Closing, Haymaker shall purchase from the Company and the Company shall transfer to Haymaker that certain debt of $25,000,000 and any accrued interest thereof owed by GPM Investments and certain of its Subsidiaries to the Company as evidenced by that certain Promissory Note. The purchase price for the transfer of such debt shall be the outstanding principal amount with all accrued interest, which will be payable by Haymaker to the Company at Closing. In the event of such a purchase, Haymaker and the Company shall enter into an agreement in a form mutually agreed upon by Haymaker and the Company to effect such purchase at Closing. Any such purchase shall be subject to withholding tax according to any applicable Law and may be exempt if presented with an applicable withholding tax certificate by the Company. For purposes of this section, a Services and Assets Certificate under the Income Tax Regulations (Withholding of Tax for Services and Assets), 5737-1977, provided that such certificate is valid at the date of such payment, will be considered a valid withholding tax certificate.

SECTION 6.20 First Surviving Company. From the date of the purchase of the equity interests of GPM Investments by Parentco and Parentco’s contribution of such equity interests to Haymaker pursuant to the GPM EPA, the First Surviving Company shall continue to own GPM Investments until such time as the Parentco Board determines otherwise.

SECTION 6.21 Class H Bonds. As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to, prior to the Closing, either (a) obtain the approval of the holders of the Class H Bonds as is required to amend the deed of trust of the Class H Bonds to provide that all outstanding Class H Bonds shall no longer be convertible into Company Shares or (b) take such other action as shall be designed to obtain such result. Notwithstanding anything to the contrary, except for the conversion of Class H Bonds into Company Shares in accordance with the existing terms governing the Class H Bonds, the Company shall not take any action, or permit any action to be taken, that would result in the Class H Bonds becoming convertible or exchangeable for any securities of Parentco (including Parentco Common Stock) without the prior written consent of Haymaker.

SECTION 6.22 Trust Fund. Haymaker shall take such actions as shall be required to cause the SPAC Trustee, as of the Closing, to liquidate the Trust Fund and to make such payments from the Trust Fund as the parties shall agree.

ARTICLE VII

CONDITIONS TO THE MERGERS

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Haymaker, Parentco, Merger Sub I and Merger Sub II to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Haymaker and the Company of the following conditions:

(a) Haymaker Stockholder Approval. Haymaker Stockholder Approval shall have been received by Haymaker.

(b) Company Shareholder Approval. The Company Shareholder Approval shall have been received by the Company.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d) U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the First Merger and the Second Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Merger Proposal. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Second Merger by the shareholders of each of the Company and Merger Sub II.

(f) Governmental Consents. The consents, approvals and authorizations legally required to be obtained to consummate the Transactions set forth in Section 7.01(f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g) Third Party Consents. The third-party consents, approvals and authorizations required to be obtained to consummate the Transactions set forth in Section 7.01(g) of the Company Disclosure Schedule shall have been obtained.

(h) Authorization and Listing Requirements. The shares of Parentco Common Stock issuable in connection with the Transactions shall be duly authorized by the Parentco Board and Parentco’s Organizational Documents. Parentco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Stock Market and TASE and Parentco shall not have received any notice of non-compliance therewith, and the shares of Parentco Common Stock shall have been approved for listing on the Nasdaq Stock Market and TASE.

(i) GPM Investments Equity Purchase. The transactions contemplated by the GPM EPA shall be consummated by the parties thereto substantially concurrently.

(j) Haymaker Proxy Statement/Prospectus and Registration Statement. The Haymaker Proxy Statement/Prospectus and Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Haymaker Proxy Statement/Prospectus and Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

SECTION 7.02 Conditions to the Obligations of Haymaker, Parentco, Merger Sub I and Merger Sub II. The obligations of Haymaker, Parentco, Merger Sub I and Merger Sub II to consummate the First Merger, the Second Merger and the other Transactions are subject to the satisfaction or waiver by Haymaker (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not cause a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time.

(c) Company Officer Certificate. The Company shall have delivered to Haymaker a certificate, dated the Closing Date, signed by an authorized officer of the Company certifying (i) as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b) and (ii) the calculation of the Company Per Share Value as of the Second Effective Time (with such supporting materials and calculations thereof as Haymaker may reasonably request).

(d) Company Secretary’s Certificate The Company shall have delivered to Haymaker a certificate, dated the Closing Date, signed by the Secretary of the Company certifying as to the Company Shareholder Approval and to the resolutions of the Company Audit Committee and the Company Board authorizing and approving this Agreement, the Second Merger and the other Transactions.

(e) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f) Registration Rights and Lock-Up Agreement. The Company shall have delivered, or caused to be delivered, to Haymaker a counterpart signature of the Registration Rights and Lock-Up Agreement executed by the Company Key Shareholders and the GPM Minority Investors.

(g) Empire Closing. The closing of the transactions contemplated by that certain Asset Purchase Agreement by and between GPM Southeast, LLC, GPM Petroleum, LLC, Empire Petroleum Partners, LLC, and the entities listed on Schedule I thereto, dated as of December 17, 2019 (the “Empire Agreement”), shall have been consummated without any amendment or waiver of the Empire Agreement that is adverse to the Company and the Company Subsidiaries in any material respect.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Second Merger and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Company of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Haymaker, Parentco, Merger Sub I and Merger Sub II contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Haymaker Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Haymaker Material Adverse Effect.

(b) Agreements and Covenants. Each of Haymaker, Parentco, Merger Sub I and Merger Sub II, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Effective Time.

(c) Officer Certificate. Haymaker shall have delivered to the Company a certificate, dated the Closing Date, signed by an authorized officer of Haymaker, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d) Secretary’s Certificate. Haymaker shall have delivered to the Company a certificate, dated the Closing Date, signed by the Secretary of Haymaker certifying as to the resolutions of Haymaker’s, Parentco’s, Merger Sub I’s and Merger Sub II’s respective board of directors unanimously authorizing and approving this Agreement and the other Transactions and respective stockholders, as applicable, authorizing and approving this Agreement and the other Transactions.

(e) Appointment to the Parentco Board. The individuals set forth on Exhibit D shall have been appointed to the Parentco Board effective as of the First Effective Time.

(f) Registration Rights and Lock-Up Agreement. Haymaker shall have delivered, or cause to be delivered, to the Company a counterpart signature of the Registration Rights and Lock-Up Agreement executed by Haymaker.

(g) Warrant Amendment. Haymaker and Parentco shall have delivered, or cause to be delivered, to the Company a fully executed Warrant Amendment.

(h) Available Cash. The Available Cash shall be equal to or greater than the $275,000,000.

(i) FIRPTA Tax Certificate. On or prior to the First Merger, Haymaker shall deliver to Parentco a properly executed certification that shares of capital stock of Haymaker and warrants to acquire such capital stock are not “U.S. real property interests” in accordance with the Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a notice to the IRS (which shall be filed by Haymaker with the IRS following the First Merger within the time period provided by applicable Treasury Regulations) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the First Merger and the Second Merger and the other Transactions may be abandoned at any time prior to the First Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholder and the stockholders of the Company or Haymaker, respectively, as follows:

(a) by mutual written consent of Haymaker and the Company; or

(b) by either Haymaker or the Company if the First Effective Time shall not have occurred on or before January 31, 2021 (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any party hereto until March 31, 2021 if the Registration Statement has not been declared effective by the SEC prior to November 12, 2020; provided, further, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date; or

(c) by either Haymaker or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, Order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the First Merger or the Second Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the First Merger or the Second Merger; or

(d) by either Haymaker or the Company if the Haymaker Stockholder Approval is not adopted and approved by the requisite Haymaker stockholders at the Haymaker Stockholders’ Meeting duly convened or any adjournment or postponement thereof; or

(e) by either Haymaker or the Company if the Company Shareholder Approval is not adopted and approved by the requisite Company Shareholders at the Company Shareholders’ Meeting duly convened or any adjournment or postponement thereof; or

(f) by Haymaker upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Haymaker has not waived such Terminating Company Breach and Haymaker, Parentco, Merger Sub I or Merger Sub II is not then in breach of any representation, warranty, covenant or agreement on the part of Haymaker, Parentco, Merger Sub I or Merger Sub II set forth in this Agreement such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Company, Haymaker may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by Haymaker to the Company; and (ii) five (5) Business Days prior to the Outside Date or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Haymaker, Parentco, Merger Sub I and Merger Sub II, set forth in this Agreement, or if any representation or warranty of Haymaker, Parentco, Merger Sub I and Merger Sub II shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied (“Terminating Haymaker Breach”); provided, that the Company has not waived such Terminating Haymaker Breach and the Company is not then in breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) and Section 7.02(b)

would not be satisfied; provided, however, that, if such Terminating Haymaker Breach is curable by Haymaker, Parentco, Merger Sub I and Merger Sub II, the Company may not terminate this Agreement under this Section 8.01(g) unless such breach is not cured by the earlier of (i) thirty (30) days after notice of such breach is provided by the Company to Haymaker; and (ii) five (5) Business Days prior to the Outside Date; or

(h) by Haymaker at any time prior to the receipt of the Company Shareholder Approval, if (A) the Company Board shall have made a Company Adverse Approval Change or (B) at any time after a Company Acquisition Proposal is publicly announced or becomes generally known to the public, the Company shall have failed to publicly reaffirm the Company Board Approval within ten (10) Business Days after receipt of a written request from Haymaker to do so; or

(i) by the Company at any time prior to receipt of the Company Shareholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal as contemplated by Section 6.06(a)(iv); provided that prior to, or concurrently with such termination, and as a condition to the effectiveness of such termination, the Company pays or causes to be paid to Haymaker the Company Termination Fee.

SECTION 8.02 Effect of Termination. Subject to Section 8.03, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.

SECTION 8.03 Termination Fee.

(a) In the event that:

(i)	this Agreement is terminated by Haymaker pursuant to Section 8.01(h);

(ii)	this Agreement is terminated by the Company pursuant to Section 8.01(i);

(iii)

this Agreement is terminated pursuant to Section 8.01(b) or Section 8.01(f) and (A) a Company Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal prior to the termination of this Agreement, (B) within 6 months after the date of such termination, the Company enters into a definitive agreement in respect of any Company Acquisition Proposal, and (C) within 12 months after the date of such termination, the Company consummates any Company Acquisition Proposal (provided that for purposes of clauses (B) and (C), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”);

then, in the case of each of (i), (ii) and (iii), the Company shall pay, or cause to be paid, to Haymaker the Company Termination Fee.

(b) Any payment required to be made under this Section 8.03 shall be made by wire transfer of same-day funds to the account or accounts designated by Haymaker, (i) in the case of Section 8.03(a)(i), within two (2) Business Days after the date of such termination, (ii) in the case of Section 8.03(a)(ii), immediately prior to or substantially concurrently with such termination, and (iii) in the case of Section 8.03(a)(iii), immediately prior to or substantially concurrently with the consummation of the Company Acquisition Proposal described in Section 8.03(a)(iii)(C). Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, if Haymaker receives payment from the Company of the Company Termination Fee pursuant to Section 8.03(a), such payment shall constitute the sole and exclusive remedy of Haymaker, Parentco, Merger Sub I and Merger Sub II against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, Representatives or assignees (together with the Company, collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement and (iii) the Company Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Haymaker for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay the Company Termination Fee pursuant to this Section 8.03 and, in order to obtain such payment, Haymaker commences an Action that results in a judgment against the Company for the payment of the Company Termination Fee set forth in this Section 8.03, the Company shall pay Haymaker its costs and expenses in connection with such an Action (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

SECTION 8.04 Fees and Expenses. Except as otherwise set forth in this Agreement or any Transaction Document, if the Transactions are not consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that the Company shall pay any filing or similar fees with respect to any regulatory or governmental approval (including any fees with respect to notifications required under the HSR Act). Notwithstanding the foregoing, since the fees and expenses are incurred as part of the registration of the securities of Parentco in Nasdaq, if the Transactions are consummated, all fees and expenses of the parties incurred prior to or as of the Closing will be fully charged to Parentco or Haymaker and will be fully assumed and paid by Parentco or Haymaker at Closing.

SECTION 8.05 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the First Effective Time; provided, however, and subject to adjustments expressly set forth herein, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Second Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.06 Waiver. At any time prior to the First Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Second Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 9.06.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Haymaker, Parentco, Merger Sub I or Merger Sub II:

Haymaker Acquisition Corp. II

650 Fifth Avenue, 10th Floor

New York, NY 10019

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke

Email: sidney.burke@dlapiper.com

and

Gornitzky & Co.

Vitania Tel-Aviv Tower

20 HaHarash St.

Tel Aviv, Israel 6761310

Attention: Chaim Friedland, Adv.

Email: friedland@gornitzky.com

if to the Company:

ARKO Holdings Ltd.

3 Hanechushet Street, Building B, 3rd Floor

Tel Aviv 6971068, Israel

Attention: Irit Aviram, Adv.

Email: irita@arko-holdings.com

with a copy (which shall not constitute effective notice) to:

GPM Investments, LLC

8565 Magellan Pkwy Suite 400

Richmond, VA 23227-1150

Attention: Maury Bricks

Email: mbricks@gpminvestments.com

and

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

and

S. Friedman & Co.

2 Weizmann Street

Tel Aviv 6423902, Israel

Attention: Arnon Mainfeld

                 Sarit Molcho

Email: arnonm@friedman.co.il

           saritm@friedman.co.il,

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Available Cash” means the amount equal to, as of immediately prior to the Closing: (a) the amount of immediately available funds contained in the Trust Fund available for release to Haymaker, plus (b) any funds to be received by Haymaker pursuant to the Private Placement, plus (c) all funds held by Haymaker outside of the Trust Fund and immediately available to Haymaker.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the State of Delaware, or Israel are required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), devices, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any Company Subsidiary in the conduct of its business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Consideration” means the portion of the Merger Consideration that is payable in cash as set forth in Section 2.02.

“Class C Bonds” means the Class C Bonds initially issued by the Company on June 26, 2016.

“Class H Bonds” means the Class H Bonds issued by the Company in November 2014 and November 2015.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means a proposal or offer from any Person (other than Haymaker, Parentco, Merger Sub I, Merger Sub II or their respective Subsidiaries or Representatives) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person (including such Person’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company immediately following such transaction, (ii) sale or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of the Company Subsidiaries) and/or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of the Company or (v) any related combination of the foregoing.

“Company Bonds” means the Class C Bonds and the Class H Bonds.

“Company Cash Surplus” means an aggregate amount not exceeding the amount of the Company’s cash and cash equivalents (including restricted cash with respect to the Company Bonds) as of a date that is not less than 5 Business Days before Closing (such date, the “Company Cash Surplus Date”) (i) in excess of the outstanding indebtedness (including the Company Bonds) of the Company and any accrued interest thereon as of the Company Cash Surplus Date plus (ii) the principal amount of any Company loans to GPM Investments and any of the other Company Subsidiaries and any accrued interest with respect to such loans as of the Company Cash Surplus Date.

“Company Data” means all Personal Data, Intellectual Property, Company Product Data, confidential information or customer or employee data in the possession or control of the Company, a Company Subsidiary, or any of its or their contractors or services providers with regard to any Company Data obtained from or on behalf of the Company or any Company Subsidiary.

“Company Employee Benefit Plan” means each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, provident fund (Keren Hishtalmut), termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Authority.

“Company Intervening Event” means any event, occurrence or circumstance that materially improves the financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole and that was not known or reasonably foreseeable to the Company Board or the Chief Executive Officer of the Company on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Company Board or the Chief Executive Officer of the Company on the date of this Agreement), which event, occurrence or circumstance, or the consequences thereof, becomes known to the Company Board prior to the Company Shareholder Approval and does not result from a breach of this Agreement; provided that no Change relating to any Company Acquisition Proposal, Company Superior Proposal, or the market price or trading of Company Shares or Haymaker Common Stock shall constitute a Company Intervening Event.

“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP that is material to the business of the Company and the Company Subsidiaries as currently conducted.

“Company Key Shareholders” means Arie Kotler and Morris Willner and/or entities controlled by such individuals which currently own shares in the Company or are parties to the Related Party Agreements, as applicable.

“Company Leased Real Property” means any real property which the Company or any of the Company Subsidiaries leases, subleases, licenses an interest in real property from any other third-party Person or otherwise occupies pursuant to a similar occupancy agreement (whether as a tenant, subtenant or pursuant to other occupancy arrangements).

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise) or results of operation of the Company or the Company Subsidiaries, taken as a whole or (b) the ability of the Company and the Company Subsidiaries to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which the Company or the Company Subsidiaries operate; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or Israel, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or Israel; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or pendency or consummation of the Transactions (including the identity of Haymaker, Parentco, Merger Sub I, Merger Sub II or any communication by Haymaker, Parentco, Merger Sub I, Merger Sub II or any of their respective Affiliates regarding its plans or intentions with respect to the business of the Company or any Company Subsidiary, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or any Company Subsidiary) or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions (provided that this clause (iv) shall not apply to any representation and warranty contained in Section 3.05 or Section 4.05 to the extent that it purports to address the effect of this Agreement and/or any other Transaction Documents or the Transactions (or the condition to Closing contained in Section 7.02(a) to the extent it relates to such representations and warranties)) or any action taken at the written request of Haymaker and not otherwise required to have been taken by this Agreement or any other Transaction Document; (v) changes in IFRS, GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vi) the failure of the Company or any Company Subsidiary to meet or achieve the results set forth in any internal or budget, plan, projection, prediction or forecast (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (v) or (vii) through (ix) of this definition); (vii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (viii) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, in each case with respect to any of the foregoing clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), to the extent such change does not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary and used in its business as currently conducted.

“Company Owned Real Property” means any material real property owned by the Company or any of the Company Subsidiaries.

“Company Per Share Value” means an amount equal to the quotient of $717,273,400 divided by the total number of Shares issued and outstanding plus the number of any issuable Shares (including any Shares to be issued pursuant to Section 2.06), in each case, as of the Second Effective Time.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.

“Company Shareholders” means the holders of Shares.

“Company Shares” means the ordinary shares, par value 0.01 New Israeli Shekel (NIS 0.01) per share, of the Company, including the Company RSUs.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided that, for purposes of this definition, references to “twenty percent (20%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”), which the Company Board determines in good faith would result in a transaction (i) that, if consummated, is more favorable to the Company Shareholders than the Transactions, including from a financial point of view (taking into account, at the time of determination (A) all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, (B) all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation), (C) this Agreement and the other Transaction Documents, (D) and any changes to the terms of this Agreement offered by Haymaker in writing in response to such Company Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

“Company Termination Fee” means $21,518,202.

“Company Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company RSUs.

“Consideration Value” for a Company Shareholder means an amount equal to the product of (a) the number of Shares held by such Company Shareholder immediately prior to the Second Effective Time multiplied by (b) the Company Per Share Value.

“Contract” means any legally binding written or oral agreement, contract, arrangement, lease, sublease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Israeli Public Health Orders and Regulations and Emergency Regulations, and any future Law, directive, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19.

“Equity Interest” means, with respect to the Company, Haymaker or any of their respective Affiliates (including following the Second Effective Time, the Second Surviving Company and any Company Subsidiary), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Families First Act” means the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020.

“Fully Diluted Basis” means the number of shares of Haymaker Common Stock issued and outstanding at Closing, including any shares reserved for issuance under the New Stock Incentive Plan.

“Governmental Authority” means any United States, Israel or other non-United States federal, state, city, county or local government, governmental, regulatory, administrative authority, agency, department, board, bureau, instrumentality, division or commission thereof or any court, tribunal, judicial or arbitral body or a securities exchange.

“GPM Investments” means GPM Investments, LLC, a Delaware limited liability company.

“GPM Minority Investors” means GPM Owner, LLC, GPM HP SCF Investor, LLC, ARCC Blocker II LLC, CADC Blocker Corp., Ares Centre Street Partnership, L.P., Ares Private Credit Solutions, L.P., Ares PCS Holdings Inc., Ares ND Credit Strategies Fund LLC, Ares Credit Strategies Insurance Dedicated Fund Series Interests of SALI Multi-Series Fund, L.P., Ares SDL Blocker Holdings LLC, Ares SFERS Credit Strategies Fund LLC, Ares Direct Finance I LP and Ares Capital Corporation.

“Haymaker Acquisition Proposal” means a proposal, inquiry or offer from any Person (other than the Company or its respective Subsidiaries or Representatives) to Haymaker or by Haymaker to any Person (other than the Company or its respective Subsidiaries or Representatives) providing for any merger, purchase of a material portion of the ownership interests or assets of, recapitalization or similar business combination transaction involving Haymaker and any Person that is not the Company.

“Haymaker Common Stock” means the Haymaker Class A Common Stock and the Haymaker Class B Common Stock.

“Haymaker Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Haymaker and its Subsidiaries taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parentco or Haymaker from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any Change resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Haymaker or its Subsidiaries.

“Haymaker Private Warrants” means the “Private Placement Warrants” as defined in the Haymaker Warrant Instrument.

“Haymaker Warrant Instrument” means that certain warrant agreement, dated June 6, 2019, by and between Haymaker and Continental Stock Transfer & Trust Company.

“Haymaker Warrants” means the issued and outstanding warrants to purchase shares of Haymaker Class A Common Stock.

“Hazardous Substances” means (a) those substances defined as hazardous in or regulated as hazardous under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including by-products, breakdown products, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, per- and poly-fluoroalkyl substances, toxic mold and asbestos.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D).

“IFRS” means the International Financial Reporting Standards.

“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable Law); and (e) all other intellectual property or proprietary rights of any kind or description.

“ISA” means the Israeli Securities Authority.

“ISL” means the Securities Law, 5728-1968, of the State of Israel, and the rules and regulations thereunder.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of Arie Kotler, Irit Aviram, Efrat Hybloom-Klein and Don Bassell after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence), and in the case of Haymaker the actual knowledge of Andrew Heyer, Steven Heyer, Christopher Bradley and Joseph Tonnos after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence).

“Labor Agreement” means (i) any collective bargaining agreement (ii) any industry-wide or nation-wide agreement governing labor or (iii) any other labor-related agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries, are subject or bound.

“Liens” means any mortgage, lien, hypothecation, pledge, charge, encumbrance or any other security interest of third parties or any agreement to create any of the foregoing.

“Look-Back Date” means January 1, 2018.

“Nasdaq Stock Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to the Company and Haymaker.

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 and any regulations or orders promulgated thereunder.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been established in accordance with IFRS or GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) that do not materially interfere with the Company or the Company Subsidiaries’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Company or the Company Subsidiaries under any existing credit or other finance agreement, (e) Liens granted to any lender at the Closing in connection with any financing by Haymaker, Parentco, Merger Sub I or Merger Sub II of the Transactions, (f) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements, (k) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture, (l) Liens incurred or pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods and (n) such other Liens which arise in the ordinary course of business that are not, individually or in the aggregate, material in amount or that, in the aggregate, do not materially impair the value or the continued use and operation of the business of the Company or the Company Subsidiaries.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or a Company Subsidiary, is capable of identifying an individual) or capable of identifying a specific device or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Company or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Promissory Note” means the Secured Promissory Note issued by GPM Investments, LLC, together with Mountain Empire Oil Company, Admiral Real Estate I, LLC, Admiral Petroleum II, LLC, GPM2, LLC, GPM3, LLC, GPM Midwest 18, GPM RE, LLC and GPM Southeast, LLC to ARKO Holdings, Ltd., dated June 30, 2020, in the aggregate amount of $25,000,000.

“Redeeming Stockholder” means each Haymaker stockholder who properly exercises its Redemption Rights.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Certificate of Incorporation of Haymaker.

“Related Party Agreements” means the following agreements; (i) the Management Services Agreement, effective as of January 4, 2015, by and between WRDC Enterprises, LLC and GPM Investments, LLC, as amended by the First Amendment to the Managements Services Agreement, effective as of December 31, 2017, by and between WRDC Enterprises, LLC and GPM Investments, LLC; (ii) the Second Amended and Restated Management Services Agreement, effective as of January 1, 2020, by and between KMG Realty, LLC and GPM Investments, LLC; (iii) the Letter, dated December 17, 2019, by and between KMG Realty, LLC and GPM Investments, LLC; (iv) the Amended and Restated Partner Profits Participation Agreement, effective as of January 1, 2020, by and among Arko Convenience Stores, LLC,

GPM Member, LLC, GPM HP SCF Investor, LLC and KMG Realty, LLC; and (v) the Consolidated and Amended Management Agreement, dated October 17, 2017 (effective as of November 1, 2017) by and between Arko Holdings Ltd and KMG Realty, LLC and any amendment or extension of the period of such agreement effective after October 31, 2020.

“Sponsor” means Haymaker Sponsor II LLC.

“Stock Consideration” means the portion of the Merger Consideration that is payable in shares of Parentco Common Stock as set forth in Section 2.02.

“Subsidiary” or “Subsidiaries” of the Company, the First Surviving Company, the Second Surviving Company, Parentco, Haymaker or any other person means any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. For purposes of this definition, a “person” is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity. Notwithstanding anything to the contrary in this Agreement, GPM Investments and all of its Subsidiaries, including GPM Petroleum LP, shall be considered a “Company Subsidiary.”

“TASE” means the Tel Aviv Stock Exchange.

“TASE Trading Day” means any day on which the TASE is open for regular trading of shares.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule, the Haymaker Disclosure Schedule, the Amended and Restated Parentco Certificate of Incorporation, the Voting Support Agreements, the Registration Rights and Lock-up Agreement, the Employment Agreement, the Sponsor Letter Agreement and all other agreements, certificates and instruments executed and delivered by Haymaker, Parentco, Merger Sub I, Merger Sub II or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the First Merger and the Second Merger.

“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in a form and substance reasonably satisfactory to Parentco and Haymaker, that is applicable to the payments to be made to any Company Shareholder and the Exchange Agent pursuant to this Agreement, stating that no withholding, or reduced withholding, of Tax is required under Israeli Law with respect to such payment or providing other instructions regarding such payment or withholding. For purposes hereof, the Israeli Tax Ruling will be considered a Valid Tax Certificate; provided that it includes such instructions, and provided further that if the applicable ruling requires the affirmative consent of the relevant holder, such holder consented in writing to join any such applicable ruling and satisfy any other requirements thereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and the regulations promulgated thereunder or any similar state, local or foreign Law.

(b)    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.10
Agreement	Preamble
Amended and Restated Haymaker Certificate of Incorporation	§ 1.05(c)
Anti-Corruption Laws	§ 3.20(a)
Antitrust Laws	§ 6.09(b)
Blue Sky Laws	§ 3.05(b)
Book-Entry Shares	§ 2.04(b)
Cash Option B Amount	§ 2.02(a)(ii)
Cash Option C Amount	§ 2.02(a)(iii)
Certificate	§ 2.04(d)
Change	Definition of Company Material Adverse Effect
Change in Control	§ 2.08(a)(i)
Claims	§ 5.03(b)
Closing	§ 1.02
Closing Date	§ 1.02
Companies Registrar	§ 1.03(b)
Company	Preamble
Company Adverse Approval Change	§ 6.06(a)(iii)
Company Audit Committee	Recitals
Company Board	Recitals
Company Board Approval	Recitals
Company Disclosure Schedule	Article III
Company Permits	§ 3.06
Company Proprietary Information	§ 3.15(a)
Company Proxy Statement	§ 6.01(c)
Company Related Parties	§ 8.03(c)
Company Reporting Documents	§ 3.07(a)
Company RSU	§ 2.06
Company Subsidiary	§ 3.01(a)
Company Shareholder Approval	§ 6.02(b)
Company Shareholders’ Meeting	§ 6.02(b)
Confidentiality Agreement	§ 6.05(b)
Consideration Election	§ 2.03(a)
COVID-19 Quarantine Period	§ 3.19

Defined Term	Location of Definition
D&O Indemnified Parties	§ 6.15(a)
D&O Tail Policy	§ 6.15(c)
Deferred Shares	§ 2.08(a)(ii)
Deferred Share Holder	§ 2.08(g)
DGCL	Recitals
Election Deadline	§ 2.03(c)
Empire Agreement	§ 7.02(g)
Employment Agreement	Recitals
Enforceability Exceptions	§ 3.04(a)
Environmental and Safety Requirements	§ 3.17(a)
Equity Pool	§ 6.07
Exchange Agent	§ 2.03(b)
Exchange Agent Agreement	§ 2.03(b)
Exchange Fund	§ 2.04(a)
First Certificate of Merger	§ 1.03(a)
First Effective Time	§ 1.03(a)
First Merger	Recitals
First Surviving Company	§ 1.01(a)
Form of Election	§ 2.03(c)
GAAP	§ 4.07(b)
GPM EPA	Recitals
Haymaker	Preamble
Haymaker Board	Recitals
Haymaker Board Recommendation	Recitals
Haymaker Class A Common Stock	§ 4.03(a)
Haymaker Class B Common Stock	§ 4.03(a)
Haymaker Disclosure Schedule	Article IV
Haymaker Preferred Stock	§ 4.03(a)
Haymaker Proxy Statement/Prospectus	§ 6.01(a)
Haymaker SEC Reports	§ 4.07(a)
Haymaker Stockholder Approval	§ 6.02(a)
Haymaker Stockholders’ Meeting	§ 6.01(a)
HSR Act	§ 3.05(b)
ICL	Recitals
Israeli Exchange Agent	§ 2.03(b)
Israeli Tax Ruling	§ 6.17(a)
IT Systems	§ 3.15(c)
ITA	§ 2.04(i)(i)
Law	§ 3.05(a)
Material Contracts	§ 3.18(a)
Merger Consideration	§ 2.02(a)
Merger Proposal	§ 6.03
Merger Sub I	Preamble
Merger Sub I Common Stock	§ 4.03(d)
Merger Sub II	Preamble
Merger Sub II Ordinary Shares	§ 4.03(e)
Option A	§ 2.03(a)
Option B	§ 2.03(a)
Option B Share Consideration	§ 2.02(a)(ii)
Option C	§ 2.03(a)
Option C Share Consideration	§ 2.02(a)(iii)

Defined Term	Location of Definition
Outside Date	§ 8.01(b)
Outstanding Haymaker Shares	§ 4.03(a)
Outstanding Haymaker Warrants	§ 4.03(a)
Outstanding Merger Sub I Shares	§ 4.03(d)
Outstanding Merger Sub II Shares	§ 4.03(e)
Parentco	Preamble
Parentco Board	Recitals
Parentco Common Stock	§ 2.02(a)(i)
Parentco Common Stock 5-Day VWAP	§ 2.08(a)(iii)
Parentco Common Stock 20-Day VWAP	§ 2.08(a)(iv)
Parentco Common Stock Minimum Volume	§ 2.08(a)(v)
Parentco Warrant	§ 2.07
Payor	§ 2.04(i)(i)
Private Placement	§ 5.01(b)
Real Property Lease	§ 3.14(b)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 6.01(a)
Related Party	§ 5.02(b)(xx)
Representatives	§ 6.05(a)
Required VWAP	§ 2.08(a)(vi)
SEC	§ 4.07(a)
Second Certificate of Merger	§ 1.03(b)
Second Effective Time	§ 1.03(b)
Second Merger	Recitals
Second Surviving Company	§ 1.01(b)
Section 14 Arrangement	§ 3.12(f)
Securities Act	§ 4.07(a)
Shares	§ 2.02(a)
SPAC Trustee	§ 4.14
Sponsor Letter Agreement	Recitals
Tax Attribute	§ 3.16
Terminating Company Breach	§ 8.01(f)
Terminating Haymaker Breach	§ 8.01(g)
Transaction Litigation	§ 6.18
Trigger Event	§ 2.08(a)(vii)
Trigger Event 1	§ 2.08(a)(viii)
Trigger Event 2	§ 2.08(a)(ix)
Trust Agreement	§ 4.14
Trust Fund	§ 5.03(a)
U.S. Exchange Agent	§ 2.03(b)
VAT	§ 3.16(v)
Voting Support Agreement	Recitals
Warrant Amendment	§ 2.07
Withholding Drop Date	§ 2.04(i)(ii)

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise); provided, however, that the Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release the Company from any of its obligations under this Agreement.

SECTION 9.06 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 6.15 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state, provided that the Second Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the ICL, shall be governed by the ICL and its regulations. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement or any other Transaction Document brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Transaction Documents or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d) Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) References to “$” or Dollars means United States Dollars.

(h) Captions are not a part of this Agreement, but are included for convenience, only.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HAYMAKER ACQUISITION CORP. II

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Financial Officer

ARKO CORP.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Financial Officer

PUNCH US SUB, INC.

By:	/s/ Christopher Bradley
Name:	Christopher Bradley
Title:	Chief Financial Officer

PUNCH SUB LTD.

By:	/s/ Joseph Tonnos
Name:	Joseph Tonnos
Title:	Director

ARKO HOLDINGS LTD.

By:	/s/ Irit Aviram
Name:	Irit Aviram
Title:	VP, General Counsel

By:	/s/ Efrat Hybloom-Klein
Name:	Efrat Hybloom-Klein
Title:	CFO

[Signature Page to Business Combination Agreement]